EXECUTION VERSION
EXHIBIT 2.2
STOCK PURCHASE AGREEMENT

by and among

AAA COOPER TRANSPORTATION,

THE STOCKHOLDERS OF AAA COOPER TRANSPORTATION,

KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.

and

REID B. DOVE,
in his capacity as Sellers’ Representative

Dated as of July 5, 2021

TABLE OF CONTENTS

Article 1 PURCHASE AND SALE 1
1.01 Purchase and Sale. 1
1.02 The Closing. 2
1.03 Closing Deliveries by the Company and Sellers. 2
1.04 Closing Deliveries by Buyer. 3
Article 2 Fundamental REPRESENTATIONS AND WARRANTIES OF the SELLERs 4
2.01 Seller Organization; Power and Authority; Authorization. 4
2.02 Enforceability. 4
2.03 Brokerage. 4
2.04 No Affiliate Transactions; No Assets Used in Business. 4
2.05 Company Good Standing; Power and Authority; Enforceability. 4
2.06 Company Authorization. 5
2.07 Subsidiaries. 5
2.08 Capitalization. 5
2.09 Taxes. 6
2.10 Spring Creek Fundamental Representations. 8
Article 3 Non-Fundamental REPRESENTATIONS AND WARRANTIES OF THE SELLERS 8
3.01 Financial Statements; Undisclosed Liabilities; Internal Controls. 8
3.02 Accounts Receivable. 9
3.03 Absence of Certain Developments. 9
3.04 Real and Personal Properties. 11
3.05 Tractors and Trailers. 12
3.06 Contracts and Commitments. 13
3.07 Intellectual Property. 16
3.08 Litigation. 18
3.09 Insurance. 18
    i

3.10 Compliance with Laws. 18
3.11 Employee Benefit Plans. 19
3.12 Environmental Matters. 22
3.13 Sufficiency and Condition of Assets. 23
3.14 Employee Relations. 23
3.15 Drivers. 24
3.16 Owner-Operators. 24
3.17 Licenses. 25
3.18 Bank Accounts. 25
3.19 Loans to Officers and Directors. 25
3.20 Fair Competition. 25
3.21 Capital Expenditures; Dispositions. 26
3.22 Sellers' Investment Intent. 26
3.23 No Conflicts (Sellers); Litigation. 27
3.24 No Conflicts (Company). 27
3.25 Affiliated Transactions. 27
3.26 Spring Creek Non-Fundamental Representations. 27
Article 4 REPRESENTATIONS AND WARRANTIES OF BUYER 28
4.01 Good Standing. 28
4.02 Power and Authority; Authorization. 28
4.03 Enforceability. 28
4.04 No Conflicts. 28
4.05 Litigation. 28
4.06 Brokerage. 28
4.07 Investment Representation. 29
4.08 Financial Statements. 29
4.09 SEC Reports. 29

4.10 Buyer Shares. 29
4.11 Solvency. 29
Article 5 INDEMNIFICATION 30
5.01 Indemnification Obligations of Sellers. 30
5.02 Indemnification Obligations of Buyer. 30
5.03 Indemnification Procedure. 30
5.04 Claims Period. 32
5.05 Liability Limits, Etc. 32
5.06 Recovery Priority; Source of Recovery. 33
5.07 Exclusive Remedies. 33
5.08 Obligations to Mitigate Damages. 34
5.09 Tax Treatment. 34
Article 6 additional agreements 34
6.01 Tax Matters. 34
6.02 Further Assurances. 38
6.03 Access to Books and Records. 38
6.04 Repayment of Guarantied Obligations; Release of Guaranties. 39
6.05 Holding Period for Buyer Common Stock; Rule 144. 39
6.06 COBRA. 39
6.07 [Intentionally omitted.] 39
6.08 Employee Service. 39
6.09 Director and Officer Indemnity. 40
Article 7 DEFINITIONS 41
7.01 Definitions. 41
7.02 Other Definitional Matters. 51
Article 8 MISCELLANEOUS 51
8.01 Press Releases and Announcement. 51

8.02 Expenses. 52
8.03 Notices. 52
8.04 Assignment. 53
8.05 Severability. 53
8.06 Construction and Disclosure. 53
8.07 Captions. 53
8.08 Amendment and Waiver. 54
8.09 Complete Agreement. 54
8.10 Counterparts. 54
8.11 Governing Law. 54
8.12 Limitation on Representations and Warranties. 54
8.13 JURISDICTION; VENUE; SERVICE OF PROCESS. 55
8.14 WAIVER OF JURY TRIAL. 55
8.15 No Third Party Beneficiaries. 55
8.16 Payments Under Agreement. 55
8.17 Sellers' Representative. 55
8.18 Electronic Delivery. 57
8.19 Legal Representation. 57
8.20 No Third Party Liability. 58
8.21 Enforcement of Agreement; Time is of the Essence. 59

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is executed and delivered as of July 5, 2021 (the “Closing Date”), by and among (i) Knight-Swift Transportation Holdings Inc., a Delaware corporation (“Buyer”); (ii) AAA Cooper Transportation, an Alabama corporation (the “Company”); (iii) the Persons listed on the signature pages hereto as the stockholders of the Company (individually a “Seller” and collectively “Sellers”); and (iv) Reid B. Dove, in his capacity as Sellers' Representative. Capitalized terms used herein have the meanings set forth in Article 7 below or elsewhere in this Agreement.
WHEREAS, the Sellers own all of the issued and outstanding shares of voting and non-voting capital stock of the Company, par value $1.00 per share (the “Company Stock”); and
WHEREAS, subject to the terms and conditions in this Agreement, Buyer desires to purchase and acquire from Sellers, and Sellers desire to sell, assign, transfer, and convey to Buyer, all of the Company Stock for the consideration described herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
Article 1
PURCHASE AND SALE
1.01Purchase and Sale. Subject to the terms and conditions in this Agreement, as of the Effective Time, Buyer hereby purchases and acquires from each Seller, and each Seller hereby sells, assigns, transfers, and conveys to Buyer, all of the Company Stock owned by such Seller, free and clear of all Liens (other than the Securities Restrictions), in exchange for the Closing Consideration. In furtherance thereof, at the Closing:
(a)Buyer hereby irrevocably and unconditionally agrees to (i) make payment of the Stock Consideration and the Cash Consideration (together, the “Closing Consideration”) as soon as possible on July 6, 2021, and (ii) use its best efforts to cause the payment of the Cash Consideration to be made no later than 10:00 a.m., Central Time, on July 6, 2021, as follows:
(i)by (A) irrevocable instruction to the transfer agent of Buyer's common stock, $0.01 par value per share (“Buyer Common Stock”), in a form reasonably satisfactory to the Sellers’ Representative (the “Transfer Agent Instruction Letter”), to deliver shares in the names of each of the Sellers in accordance with the allocation among the Sellers set forth on Schedule 1.01(a) (the “Allocation Schedule”) representing Buyer Common Stock with a value equal to $10,000,000, valuing each such share of Buyer Common Stock at $45.63, which represents the volume-weighted average closing price of Buyer Common Stock on the New York Stock Exchange for the ten (10) trading days ended on the trading day two (2) trading days prior to the Closing Date (and with any fractional shares of such Buyer Common Stock being settled in cash in accordance with Section 1.01(a)(ii) of this Agreement) (the “Stock Consideration”), and (B) delivering or causing to be delivered evidence, reasonably acceptable to the Sellers, that such shares of Buyer Common Stock have been issued to the Sellers in book-entry form (“Book Entry”). The Sellers acknowledge that the shares of Buyer Common Stock issued to the Sellers in Book Entry pursuant to this Section 1.01(a)(i) will be subject to stop transfer orders for a period of six (6) months after the Closing Date; and

(ii)a wire transfer of $1,286,528,130.98 of immediately available funds (the “Cash Consideration”) to the account designated by the Sellers’ Representative, on behalf of, and to be distributed to, the Sellers in accordance with the allocation among the Sellers set forth on the Allocation Schedule.
(b)Sellers will deliver, or cause to be delivered, to Buyer share certificates representing 100% of the Company Stock together with duly executed letters of transmittal.
1.02The Closing. The closing of the purchase and sale of the Company Stock and the transactions contemplated by this Agreement (the “Closing”) will occur simultaneously with the execution and delivery of this Agreement by the parties hereto on the Closing Date. The Closing will be deemed completed for all purposes as of 12:01 a.m., Central Time (the “Effective Time”), on the Closing Date.
1.03Closing Deliveries by the Company and Sellers. At or prior to the Closing, the Company, the Sellers’ Representative and Sellers, as the case may be, will deliver or cause to be delivered to Buyer the following documents, each of which will be in form and substance satisfactory to Buyer:
(a)(i) A copy of the Articles of Incorporation of the Company, certified by the Secretary of State of Alabama and dated not earlier than ten (10) Business Days prior to the Closing Date; (ii) a Certificate of Existence of the Company from the Secretary of State of Alabama dated not earlier than ten (10) Business Days prior to the Closing Date; (iii) certificates from the Secretary of State of each state where the Company is qualified to do business, dated not earlier than thirty (30) days prior to the Closing Date, that the Company is in good standing in each such state; and (iv) a Certificate of Compliance from the Alabama Department of Revenue (“ADOR”) evidencing that the Company has filed all Tax Returns required to be submitted to the ADOR and has paid all Taxes shown due as payable on those Tax Returns, dated not earlier than ten (10) Business Days prior to the Closing Date;
(b)A certificate of the secretary or assistant secretary of the Company, certifying as to (i) a copy of the bylaws of the Company, (ii) a copy of the resolutions of the board of directors and stockholders of the Company, approving and authorizing the execution, delivery, and performance of this Agreement and all other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment, and (iii) incumbency and signatures of the Company's officers who are authorized to execute and deliver this Agreement and such other Transaction Documents to which the Company is a party on behalf of the Company;
(c)Copies of all notice filings given to, and consents and approvals of, third parties and Governmental Authorities listed on Schedule 1.03(c);
(d)Share certificates representing 100% of the Company Stock, together with duly executed letters of transmittal;
(e)Duly executed resignations, effective as of the Closing, of each director and officer of the Company to the extent requested by Buyer;
(f)A certificate of each Seller, certifying pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code;
(g)Evidence of termination or amendment of the contracts specified on Schedule 1.03(g), which termination documents will provide that all obligations of the Company are terminated as of the Closing and no future payment by the Company is required under any such contract;
(h)Section 338(h)(10) Election on IRS Form 8023, duly executed by each of the Sellers;
(i)[Intentionally omitted];
(j)Release of claims, duly executed by each Seller;
(k)Restrictive Covenant Agreement of each Seller, duly executed by each such Seller;
(l)[Intentionally omitted];
(m)Spring Creek Purchase Agreement, duly executed by each Seller;
(n)Evidence of full distribution of all Seller Personal Property;
(o)With respect to each Seller that is a trust, a Certification of Trust setting forth the information specified in Alabama Code § 19-3B-1013; and
(p)All other documents, instruments, agreements, and certificates, if any, required by any other provision of this Agreement or the other Transaction Documents or necessary to consummate the transactions contemplated by this Agreement.
1.04Closing Deliveries by Buyer. At or prior to the Closing, in addition to the payments and deliveries by Buyer at the Closing described in Section 1.01 of this Agreement, Buyer will deliver to the Sellers' Representative the following documents, each of which will be in form and substance satisfactory to the Sellers:
(a)Copies of (i) the certificate of incorporation of Buyer, certified by the Secretary of State of Delaware and dated not earlier than ten (10) Business Days prior to the Closing Date and (ii) a Certificate of Good Standing of the Buyer from the Secretary of State of Delaware, dated not earlier than ten (10) Business Days prior to the Closing Date;
(b)A certificate of the secretary or assistant secretary of Buyer, certifying as to (i) a copy of the resolutions of the board of directors of Buyer, approving and authorizing the execution, delivery, and performance of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment, and (ii) incumbency and signatures of Buyer's officers who are authorized to execute and deliver this Agreement and such other Transaction Documents to which it is a party on behalf of Buyer;
(c)Copies of all notice filings given to, and consents and approvals of, third parties and Governmental Authorities listed on Schedule 1.04(c);
(d)Section 338(h)(10) Election on IRS Form 8023, duly executed by Buyer;
(e)Transfer Agent Instruction Letter, duly executed by Buyer;
(f)Restrictive Covenant Agreement of each Seller, duly executed by Buyer;

(g)Spring Creek Purchase Agreement, duly executed by Buyer; and
(h)All other documents, instruments, agreements, and certificates, if any, required by any other provision of this Agreement or the other Transaction Documents or necessary to consummate the transactions contemplated by this Agreement.
Article 2
FUNDAMENTAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as otherwise set forth in the Schedules to this Agreement (the “Schedules”), each Seller, jointly and severally, represents and warrants to Buyer as of the Closing (each, a “Sellers’ Fundamental Representation”):
2.01Seller Organization; Power and Authority; Authorization. Each Seller has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution, delivery, and performance of the Transaction Documents to which it is a party by such Seller and the consummation of the transactions contemplated thereby by such Seller have been duly authorized by all requisite action on the part of such Seller.
2.02Enforceability. This Agreement has been duly executed and delivered by each Seller, and assuming that this Agreement is the valid and binding agreement of Buyer, this Agreement constitutes the valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies. Each other Transaction Document to which a Seller is a party, when executed and delivered by such Seller, will be duly executed and delivered by that Seller, and assuming that such other Transaction Documents are valid and binding obligations of the other parties thereto, each such Transaction Document to which a Seller is a party will constitute a valid and binding obligation of that Seller, enforceable against that Seller in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies.
2.03Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any Seller.
2.04No Affiliate Transactions; No Assets Used in Business. Except as set forth on Schedule 2.04, no Seller (a) is a party to any agreement or transaction with the Company (other than employment agreements or arrangements in the ordinary course of business) or (b) has any interest in any asset or right of the Company, or any asset used in the business of the Company (whether tangible or intangible, including, but not limited to, any software, know-how, trade secret, or other Intellectual Property) (other than Company Stock and other than an indirect interest in such Seller’s capacity as a stockholder of the Company).
2.05Company Good Standing; Power and Authority; Enforceability.
(a)The Company is a corporation duly organized and validly existing under the laws of the State of Alabama. The Company is qualified or licensed to transact business as a foreign corporation and is in good standing in each of those jurisdictions set forth on Schedule 2.05(a), which constitute all of the jurisdictions in which its ownership or leasing of its assets or property or the conduct of business as presently conducted requires it to qualify, except where the failure to be so qualified, individually or in the aggregate, reasonably would not be expected to have a Material Adverse Effect.
(b)The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to own and operate its properties and to carry on its businesses as presently conducted.
(c)This Agreement and the other Transaction Documents to which the Company is or will be a party have been duly executed and delivered by the Company, and, assuming this Agreement and the other Transaction Documents are the valid and binding agreements of the other parties hereto and thereto, constitute or, upon execution and delivery by the Company, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies.
2.06Company Authorization. The execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Company, and no other corporate proceedings on the Company's part are necessary to authorize the execution, delivery, or performance of this Agreement and the other Transaction Documents to which it is a party.
2.07Subsidiaries. The Company does not have any Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation in, any other Person. The Company does not, directly or indirectly, own or hold the right or have an obligation to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.
2.08Capitalization.
(a)The authorized capital stock of the Company consists solely of twenty-five thousand (25,000) shares of common stock of the Company, par value $1.00 per share. Of such authorized capital stock, all of the issued and outstanding shares are set forth on Schedule 2.08, with voting and non-voting shares indicated, and no shares of Company Stock are issued and held by the Company in treasury. Each share of Company Stock has been duly authorized and validly issued, and is fully paid, and nonassessable. None of the shares of Company Stock has been issued in violation of any preemptive or similar rights of any past or present shareholder of the Company. Except for the Company Stock, the Company has no outstanding equity securities, or securities convertible into equity securities, and there are no agreements, Options, or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company.
(b)Each Seller is the record and beneficial owner of the shares of Company Stock set forth opposite its name on Schedule 2.08, free and clear of any Liens (other than the Securities Restrictions). Except as set forth on Schedule 2.08, such Seller is not a party to any Option, voting agreement, proxy, or other agreement, contract or commitment (other than this Agreement) that requires such Seller to vote, sell, transfer or otherwise dispose of, or affects the voting of, any capital stock or other ownership interest of the Company. Except for the shares of Company Stock owned by each Seller and listed on Schedule 2.08, such Seller does not own any shares of capital stock or other securities of the Company or any Options. At the Closing, each Seller is transferring to Buyer good title to the Company Stock free and clear of all Liens, other than Securities Restrictions.
2.09Taxes.
(a)Except as set forth on Schedule 2.09: (i) the Company has duly and timely filed or caused to be duly and timely filed all federal Income Tax Returns and all other material Tax Returns that are or were required to be filed by or with respect to the Company (taking into consideration all extended filing deadlines); (ii) all Tax Returns filed by the Company are true, correct, and complete in all material respects; (iii) the Company has paid, or made provisions for the payment of, all Taxes that are or have become due for all periods covered by the Company’s filed Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are being contested in good faith and as to which reserves (determined in accordance with GAAP, consistently applied) have been provided in the Financial Statements; and (iv) all Taxes that the Company is obligated to withhold or pay from amounts paid or owing to any employee, independent contractor, creditor, Seller, or other third party have been withheld, paid, or properly accrued, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
(b)Since December 26, 1986, the Company has been and, as of immediately prior to the Closing, was an S corporation as defined in Section 1361(a)(1) of the Code for federal and applicable state income Tax purposes and, as of immediately prior to the Closing, was and has at all times since December 26, 1986 been eligible for such treatment. The Company's S corporation election was timely filed and has not been superseded by any subsequent filing. Neither the Company nor the Sellers have taken any steps or actions, or failed to take any steps or actions, that would result in the failure of the Company to qualify as an S corporation, including agreements, distributions, or other facts that would result in a determination that the Company does not comply with Section 1361(b)(1)(D) of the Code and the Treasury Regulations promulgated thereunder. No agreement, arrangement, or understanding, oral or written, exists among the Sellers to circumvent the single class of stock requirement of Section 1361(b)(1)(D) of the Code and the Treasury Regulations thereunder. The Company has not received any written correspondence from the IRS challenging its status as an S corporation. The Company has not, in the past five (5) years, (i) acquired assets from another corporation in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. The Company will not be as a result of the transactions contemplated by this Agreement subject to Tax pursuant to Section 1374 of the Code. Each Seller and each grantor and beneficiary of a trust that is a Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code. Each Seller that is a trust is either (i) a grantor trust for U.S. federal income tax purposes under Subpart E, Part I, Subchapter J, Chapter 1 of the Code, or (ii) an “electing small business trust” within the meaning of Section 1361(e)(3) of the Code and Treasury Regulation Section 1.1361-1(m)(2) (an “ESBT”). Each Seller that is an ESBT and each grantor and beneficiary of an ESBT that is a Seller has and will continue to report items of income, deduction, and credit attributable to the Company in accordance with Treasury Regulation Section 1.641(c)-1.
(c)Except as set forth on Schedule 2.09:
(i)the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, that is currently in force;

(ii)the Company has not requested or been granted an extension of the time for filing any Tax Return, which has not yet been filed;
(iii)no deficiency or proposed adjustment, which has not been finally settled or resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority in writing against the Company;
(iv)there is no action, suit, taxing authority proceeding or audit now in progress or pending by or before any taxing authority, or, to the Sellers’ Knowledge, threatened, against or with respect to the Company relating to Taxes;
(v)no written claim has been made in the past three (3) years by a taxing authority in a jurisdiction where the Company does not currently file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;
(vi)no power of attorney that is currently in force has been granted by the Company with respect to any matter related to Taxes;
(vii)there are no Liens (other than the Liens for Taxes not yet due and payable or the amount of or validity of which is being contested in good faith by the Company and for which reserves in accordance with GAAP have been made on the Latest Balance Sheet) on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax;
(viii)none of the property of the Company is held in an arrangement that is a partnership for U.S. federal Tax purposes. No asset of the Company is a debt obligation that (A) was issued with “original issue discount,” as defined in Section 1273 of the Code; (B) is an “applicable high yield discount obligation,” as defined in Section 162(i) of the Code; (C) provides for the payment of interest that is “disqualified interest,” as such term is defined in Section 163(j)(3) of the Code; (D) constitutes “corporation acquisition indebtedness” within the meaning of Section 279(b) of the Code; or (E) is a “disqualified debt instrument,” as defined in Section 163(b)(2) of the Code;
(ix)the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period or Straddle Period (solely with respect to the portion thereof beginning and ending after the Closing Date) as a result of any: (A) change in method of accounting made prior to the Closing for a Pre-Closing Tax Period; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of applicable state, local, or foreign income Tax law) executed prior to the Closing; (C) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of applicable state, local, or foreign income Tax law) entered into or created prior to the Closing; (D) installment sale or open transaction disposition made prior to the Closing; (E) cash method of accounting or long-term contract method of accounting utilized prior to the Closing; (F) prepaid amount received prior to the Closing; (G) use of an improper method of accounting for a Pre-Closing Tax Period; or (H) election under Code Section 108(i);
(x)the Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements, or arrangements (other than customary Tax indemnification provisions in commercial contracts, agreements, or arrangements not primarily related to Taxes). The Company does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of applicable state, local, or foreign Tax law), or as a transferee or successor, or by contract or otherwise (other than pursuant to customary Tax indemnification provisions in commercial contracts, agreements, or arrangements not primarily related to Taxes). The Company has not been a member of an affiliated, consolidated, combined, or unitary group filing for federal or applicable state income Tax purposes;
(xi)the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock purported or intended to qualify in whole or in part for tax-free treatment under Sections 355 or 361 of the Code in the three (3) years prior to the date of this Agreement or in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;
(xii)the Company has not (A) participated in any “listed transaction” within the meaning of Code §6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2) (and all predecessor regulations), or, to the Sellers’ Knowledge, participated (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)) in any other “reportable transaction”, (B) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder, or (C) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulation Section 301.6112-1. The Company has disclosed on its Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of applicable state, local, or foreign law); and
(xiii)neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would (either alone or in conjunction with any other event) result in a requirement to pay any Tax “gross-up” or similar “make-whole” payments to any employee of the Company, including under Section 409A of Code or Section 4999 of the Code.
2.10Spring Creek Fundamental Representations. The representations and warranties of the Sellers (as defined in the Spring Creek Purchase Agreement) set forth in Article 2 of the Spring Creek Purchase Agreement are incorporated herein by reference as if fully set forth herein.
Article 3
NON-FUNDAMENTAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as otherwise set forth in the Schedules, the Sellers jointly and severally represent and warrant to Buyer as of the Closing (each, a “Sellers’ Non-Fundamental Representation”):
3.01Financial Statements; Undisclosed Liabilities; Internal Controls.
(a)Schedule 3.01(a) consists of: (i) the Company's unaudited internal balance sheet as of April 4, 2021 (the “Latest Balance Sheet”) and the related internal statement of income for the respective three (3)-month period then ended (the “Unaudited Interim Financial Statements”), and (ii) the Company's audited balance sheets as of January 3, 2021, December 29, 2019, and December 30, 2018, together with the statements of income and cash flows for the three (3) fiscal years then ended (the “Year-end Financial Statements”) (the Unaudited Interim Financial Statements and the Year-End Financial Statements, collectively, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial condition and results of operations and cash flows and changes in stockholders' equity of the Company as of the dates thereof and for the periods referred to therein, as applicable, and have been prepared in accordance with GAAP, subject in the case of the Unaudited Interim Financial Statements to (x) the absence of footnote disclosures; and other presentation items and (y) changes resulting from normal year-end adjustments.
(b)Except as set forth on Schedule 3.01(b), the Company has no liabilities or obligations other than (A) liabilities or obligations shown on the Latest Balance Sheet, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, and (C) liabilities or obligations arising under contracts entered into in the ordinary course of business and that do not arise out of a breach of any such contract by the Company prior to the Closing.
(c)The Company maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances that (i) its business is operated in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with GAAP, and to maintain accountability for items therein; (iii) access to properties and assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at regular intervals and appropriate actions are taken with respect to any differences. Since January 1, 2018, there have not been any significant deficiencies or material weaknesses in the financial reporting of the Company that are or were reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, or any fraud (whether or not material) that involved management or other employees who have or had a significant role in financial reporting.
3.02Accounts Receivable. All accounts receivable of the Company (the “Accounts Receivable”), whether or not reflected on the Latest Balance Sheet, have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services or in the operation of the business in the ordinary course of business.
3.03Absence of Certain Developments. Since December 31, 2020, there has not been any event, occurrence, fact, circumstance, or change that has had, or reasonably would be expected to have, a Material Adverse Effect. Except as set forth on Schedule 3.03, as required by any Governmental Authority (including pursuant to any applicable law, order, or decree), as contemplated by this Agreement, or as consented to by Buyer, since the date of the Latest Balance Sheet, the Company has operated its business in the ordinary course of business consistent with past practice in all material respects, and the Company has not:
(a)sold, leased, assigned, or transferred any material portion of its assets or property, or suffered the imposition of any mortgage, pledge, or other Lien, in each case, other than Permitted Liens, upon any material portion of its assets or property, in each case, outside the ordinary course of business;
(b)merged or consolidated with or made any equity investment in, or any loan or advance to, or any acquisition of the securities, any line of business, or a material portion of the assets of, any other Person, in each case, other than an advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees, independent contractors and third-party transportation providers of the Company in the ordinary course of business and other than account and trade payables issued in the ordinary course of business;

(c)made commitments for capital expenditures that have not yet been made as of the Closing Date in excess of $500,000 in the aggregate other than as contemplated by the Company's budget;
(d)granted any license or sublicense of, assigned or transferred any material rights under or with respect to any Company Intellectual Property other than in the ordinary course of business;
(e)suffered any event of damage, destruction, casualty loss, or claim exceeding $500,000, individually or in the aggregate, in excess of amounts covered by applicable insurance (disregarding, for this purpose, any deductibles or retentions under such insurance);
(f)failed to maintain its material assets in good condition in accordance in all material respects with applicable warranties and past practice, normal wear and tear excepted;
(g)made any material changes to policies or timing of repairs, maintenance, and purchasing and installation of tires, fuel, and other replaceable operating supplies;
(h)granted any increase in the amount of cash compensation, benefits, retention, or severance pay to, or paid any special bonus to, any of its directors, officers, or other senior executives or adopted, amended, or terminated any Plan or Benefit Program, other than in the ordinary course of business or as otherwise provided for in any such Plan or Benefit Program;
(i)made any material change in accounting, auditing or tax reporting methods, policies, or practices, including without limitation any change in depreciation or amortization policies or rates theretofore adopted by the Company;
(j)made or revoked any election with respect to Taxes of the Company or changed its tax year;
(k)accelerated or changed any of its practices, policies, procedures, or timing of the billing of customers or the collection of their accounts receivable, or their pricing and payment terms, in each case, other than in the ordinary course of business in accordance with reasonable commercial practices;
(l)delayed or postponed the payment of accounts payable, accrued expenses, or the deferment of expenses, or waived, settled, or compromised any accounts receivable, debt, or other rights, in each case, other than in the ordinary course of business in accordance with reasonable commercial practices;
(m)amended its certificate of incorporation or bylaws;
(n)authorized for issuance, issued, sold, pledged, encumbered or delivered, or agreed or committed to issue, sell, pledge, encumber, or deliver any of its capital stock, or issued any Options, or entered into any contract with respect to the issuance of, its capital stock;
(o)(A) split, recapitalized, combined or reclassified any of its capital stock, (B) effected any stock dividend, stock split, adjustment, combination, subdivision or like change in its capitalization, (C) declared, set aside or paid any other distribution of any kind (whether in cash, stock or property) to any stockholder, or (D) or made any direct or indirect redemption, retirement, purchase or other acquisition of any of its shares of capital stock or other equity interests;

(p)(A) incurred any material Indebtedness, or guaranteed any material indebtedness of another Person which would continue after the Closing Date, issued or sold any debt securities or warrants or other rights to acquire any debt securities, or guaranteed any debt securities of another Person or (B) made any loans, advances or capital contributions to, or investments in, any other Person, in each case with respect to the foregoing clauses (A) and (B), other than an advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees, independent contractors and third-party transportation providers of the Company in the ordinary course of business and other than account and trade payables incurred in the ordinary course of business;
(q)entered into any material operating lease;
(r)amended, canceled, or terminated any existing Real Property Lease, lease in respect of Personal Property, or Business Contract, except in the ordinary course of business and except for renewals or non-renewals (including automatic terminations at the expiration of a term) in the ordinary course of business; or
(s)committed (in writing or otherwise) to do any of the foregoing.
3.04Real and Personal Properties.
(a)Schedule 3.04 contains a complete and accurate list of all real property owned by the Company (the “Owned Real Property”), in each case setting forth the street address and legal description of each property covered thereby.
(b)Schedule 3.04 contains a complete and accurate list of all leasehold interests (the “Real Property Leases”) in real property held by the Company (the “Leased Real Property” and together with the Owned Real Property, the “Company Real Property”), in each case setting forth (i) the lessor and lessee thereof, the date thereof and the dates of all amendments thereto and (ii) the street address of each property covered thereby. The Company has made available to Buyer true and correct copies of the Real Property Leases, including all amendments thereto. Schedule 3.04 contains a complete and accurate list of all leases pertaining to Personal Property, other than tractors and trailers (which are dealt with exclusively in the representations and warranties in Section 3.05), pursuant to which the Company makes payment in excess of $50,000 annually.
(c)Except as set forth on Schedule 3.04:
(i)the Company has good, marketable and insurable fee simple interest in the Owned Real Property and good and marketable title to all Personal Property that is owned by the Company, and as to the Company and, to Sellers’ Knowledge, as to the other parties thereto, valid, binding, and enforceable (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies) leaseholds in the Leased Real Property and all Personal Property that is leased by the Company, free and clear of all Liens (other than Permitted Liens);
(ii)subject to the terms of the applicable lease, the Company enjoys peaceful and undisturbed possession of the Leased Real Property and Personal Property that is leased;
(iii)each Real Property Lease is in full force and effect in all material respects;
(iv)neither the Company nor, to the Sellers’ Knowledge, any other party is in material breach or material default under any of the Real Property Leases and, subject to the terms of the applicable Real Property Lease, none of the transactions contemplated hereby will constitute or create a default, event of default or right of termination thereunder;
(v)the Company has not subleased, and no other Person is in possession of, or has the right of use or occupancy of any portion of, any of the Leased Real Property;
(vi)there are no condemnation or appropriation or similar proceedings pending, or to the Sellers’ Knowledge, threatened, against any of the Owned Real Property or the improvements thereon or, to the Sellers’ Knowledge, any of the Leased Real Property or the improvements thereon, which, if occurring, would reasonably be expected to be material to the Company’s business and operations. Except as set forth on Schedule 3.04, since January 1, 2018, no Seller, nor the Company, has received written notice that any portion of the Company Real Property, or any building or improvement located thereon, violates any law, including those laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation, and noise control, except for violations that would not reasonably be expected to be material to the Company’s business. Except for the Permitted Liens, no Owned Real Property and, to the Sellers’ Knowledge, no Leased Real Property is subject to (A) any issued or proposed order or decree of any Governmental Authority (or, to the Sellers’ Knowledge, threatened order or decree) or (B) any material building use restrictions or similar limitations;
(vii)neither the Sellers nor the Company owes any brokerage commissions or finder’s fees with respect to any Real Property Leases; and
(viii)the possession and quiet enjoyment of the Leased Real Property by the Company is not being disturbed.
3.05Tractors and Trailers.
(a)Except as set forth in Schedule 3.05, or as to damage that is fully accrued on the Latest Balance Sheet or for which a good faith claim for insurance proceeds is pending, each of the tractors and trailers owned or leased by the Company (i) is roadworthy and adequate for use in the ordinary course of business subject to ordinary wear and tear (ii) has been adequately maintained in substantial conformity with applicable warranty requirements and in the ordinary course of business consistent with past practice, (iii) meets, in all material respects, all applicable operating condition requirements of the DOT and FMCSA.
(b)Each of the tractors and trailers owned and leased and in operation by the Company is properly licensed and registered with applicable Governmental Authorities in accordance with permissible practices and applicable laws. Such Licenses and registrations are current. All current license plates and stickers are properly affixed to such equipment, and all related fees have been paid. The Company has not received an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Administration (the “FMCSA”), or its predecessor, the Federal Highway Administration (the “FHWA”), as a result of a compliance review for any of the factors that are considered by the FMCSA or FHWA, and the Company has not received written notice of any pending judicial or administrative proceeding that reasonably would be expected to result in an unsatisfactory or conditional safety and fitness rating. Schedule 3.05 sets forth true, correct, and complete copies of all public and non-public Company scores as of the Closing under the FMCSA's Compliance Safety Accountability program, including the non-public underlying data related to such scores as provided by the FMCSA.
(c)Since December 31, 2020, all tractors and trailers have been operated at all times in material compliance with applicable leases, secured notes, and other financing documents. All leased tractors and trailers satisfy in all material respects the “turn-in” requirements under applicable leases, secured notes, and other financing documents such that no material penalty, reconditioning fee, or other amount (net of accruals or reserves for such turn-in requirements, penalties, reconditioning fees and other related amounts) would be owed if such leased tractors and trailers were returned at the Closing. Each leased tractor (and, if applicable, each leased trailer) has been operated within the mileage allowance of the applicable lease, prorated for the portion of the lease period that has expired, determined as of the Closing. Schedule 3.05 contains a complete and accurate list of all leases of tractors and trailers by the Company, true and complete copies of which have been made available to Buyer. There are no late fees, penalties, or other amounts owing under any such tractor or trailer lease or other financing document for such tractors or trailers to which the Company is a party (for clarity, the foregoing does not include prepayment penalties that may apply if certain Indebtedness with respect to the tractors and trailers is repaid before maturity), other than any current monthly payment that is not yet due. Schedule 3.05 sets forth all of the tractors and trailers owned by the Company at the Closing, and describes in reasonable detail the warranties, repurchase, or trade-back credit and other material arrangements regarding such tractors and trailers and any restrictions on transferability on change in control regarding such underlying agreements to which the Company is a party.
(d)Schedule 3.05 sets forth a true and correct list of all tractors and trailers owned or leased by the Company out of service for repairs, with wrecked tractors and trailers owned or leased by the Company separately noted, as of the Closing Date.
3.06Contracts and Commitments.
(a)Except as set forth on Schedule 3.06(a), the Company is not party, or subject, to any oral or written:
(i)agreement relating to any completed or pending business acquisition or divestiture since January 1, 2016;
(ii)contract (A) for the employment of any officer, individual employee, or other person (other than any offer letter or oral at-will contract in the ordinary course of business), (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, or (C) that provides severance or similar benefits for any person upon termination of such person’s employment with the Company;
(iii)agreement under which the Company created, incurred or assumed any Indebtedness (including any conditional sales agreement, sale-leaseback or capitalized lease) or mortgaging, pledging or otherwise granting, or placing a Lien (other than Permitted Liens) on any portion of any of the Company's assets;
(iv)guaranty of any Indebtedness;
(v)lease or agreement under which it is lessee of or holds or operates any Personal Property owned by any other Person, for which the annual rental exceeds $150,000;
(vi)lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $120,000;
(vii)contract or group of related contracts with the same party for the purchase by the Company of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $250,000 in the aggregate (other than purchase orders and transportation contracts entered into in the ordinary course of business);
(viii)contract or group of related contracts with the same party for the sale by the Company of products or services under which the undelivered balance of such products or services has a sales price in excess of $250,000 in the aggregate (other than sales orders and transportation contracts entered into in the ordinary course of business);
(ix)any other contract, lease, or agreement that cannot be canceled by the Company without material penalty, payment, or other obligation and without more than ninety (90) days' notice and with remaining fixed payments in excess of $500,000 in the aggregate;
(x)agreements restricting the Company from engaging in or competing with any business activity in any geographic area (other than customary confidentiality provisions);
(xi)agreements that contain any restrictive covenant restricting the Company concerning the operation of its current business operations, the solicitation of customers, or the solicitation or hiring of employees (other than customary confidentiality provisions);
(xii)hedging arrangement or forward, swap, derivatives, or futures contract;
(xiii)fuel purchasing contract;
(xiv)collective bargaining agreement with any labor organization that represents employees of the Company;
(xv)joint venture, partnership, franchise, joint marketing agreement or any other similar contract or agreement involving the sharing of profits, losses, costs, or liabilities by the Company with any other Person (other than customary expense and cost allocation provisions in commercial contracts, agreements or arrangements entered into in the ordinary course of business);
(xvi)material licensing agreement or other material contract or agreement with respect to Intellectual Property, including material contracts or agreements with current or former employees, consultants or contractors regarding the appropriation or non-disclosure of any Company Intellectual Property;
(xvii) agreement under which the Company has made loans or advances to any other Person, and such advances or loans remain outstanding, except advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees, and independent contractors and third-party transportation providers of the Company in the ordinary course of business and other than account and trade payables issued in the ordinary course of business;
(xviii)contract or agreement (including any consulting agreements) with any current or former officer, director, or stockholder, or any Affiliate of the Company;
(xix)settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $100,000 or governmental monitoring, consent decree or reporting responsibilities after the Closing Date;

(xx)agreements with ongoing indemnity obligations or rights other than customary indemnities in commercial contracts, agreements or arrangements entered into in the ordinary course of business; or
(xxi)any amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
(b)The Company has made available to Buyer a true, correct, and complete copy of each written agreement set forth on Schedule 3.06(a), including all modifications and amendments thereto, and has made available to Buyer a true, correct, and complete written summary of the material terms of each oral agreement listed on Schedule 3.06(a). With respect to each agreement set forth on Schedule 3.06(a), and except as otherwise indicated on Schedule 3.06(a), such agreement: (i) is valid and binding on the Company and, to the Sellers' Knowledge, binding on the other parties thereto and in full force and effect in all material respects; (ii) is enforceable by the Company in accordance with its respective terms (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies); and (iii) neither the Company, nor, to the Sellers’ Knowledge, any other party thereto, is in material breach or default under such agreement. Except as set forth on Schedule 3.06(b), no counterparty will, as the result of the transactions contemplated hereby, have any right (including with the passage of time or notice or both) to terminate, modify or impose a penalty under any agreement listed on Schedule 3.06(a). Since January 1, 2020, the Company has not received any written notice of the intention of any party thereto to terminate any agreement listed on Schedule 3.06(a).
(c)Schedule 3.06(c) sets forth a list of the transportation contracts with the Company's fifteen (15) largest less than load (LTL) customers and ten (10) largest dedicated truckload customers (by consolidated revenue) for the fiscal year ended December 31, 2020 and the three (3)-month period ended March 31, 2021(each, a “Material Customer” and collectively, the “Material Customers”), true, correct, and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer (collectively, “Customer Contracts”), and neither the Company nor, to the Sellers’ Knowledge, any other party thereto, is in material breach or default under such Customer Contract. Except as set forth on Schedule 3.06(c): (i) no Material Customer has cancelled or terminated its Customer Contract with the Company since the date of the Latest Balance Sheet; (ii) no Material Customer has stopped or materially decreased, or has threatened in writing to stop or materially decrease, the rate of purchasing products or services from the Company or otherwise has materially and adversely modified, or threatened in writing to materially and adversely modify, its Customer Contract with the Company since the date of the Latest Balance Sheet; (iii) other than bids that occur in the ordinary course of business, as of the Closing no Material Customer is seeking in writing to materially and adversely change or renegotiate the pricing terms or terms of its Customer Contract with the Company under which the Company is providing services or selling goods to such Material Customer since the date of the Latest Balance Sheet; and (iv) the Company is not involved in any formal dispute with any Material Customer.
(d)Schedule 3.06(d) sets forth a list of the contracts with the Company's twenty (20) largest vendors or suppliers (by consolidated expenses) for the fiscal year ended December 31, 2020 and the three (3)-month period ended March 31, 2021 (each a “Material Vendor” and collectively, the “Material Vendors”), true, correct, and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer (collectively, “Vendor Contracts”), and neither the Company nor, to the Sellers’ Knowledge, any other party thereto, is in material breach or default under such Vendor Contract. Except as set forth on Schedule 3.06(d): (i)

no Material Vendor has cancelled or terminated its Vendor Contract with the Company since the date of the Latest Balance Sheet; (ii) no Material Vendor has stopped or materially decreased, or has threatened in writing to stop or materially decrease, the rate of supplying materials, products or services to the Company or otherwise has materially and adversely modified, or threatened in writing to materially and adversely modify, its Vendor Contract with the Company since the date of the Latest Balance Sheet; (iii) as of the Closing, no Material Vendor is seeking in writing to materially and adversely change or renegotiate the pricing terms or terms of its Vendor Contract with the Company under which the Company is receiving services or purchasing materials or goods from such Material Vendor; and (iv) the Company is not involved in any formal dispute with any Material Vendor.
3.07Intellectual Property.
(a)All of the patents, internet domain names, registered trademarks, registered service marks, registered copyrights and applications for any of the foregoing Intellectual Property, owned by the Company (collectively, the “Registered Intellectual Property”) are set forth on Schedule 3.07. All currently due maintenance fees or renewal fees for the Registered Intellectual Property have been paid and all currently due documents and certificates for such Registered Intellectual Property have been filed with the relevant patent, copyright, trademarks, Internet registrar or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. The Intellectual Property owned by the Company (the “Company Intellectual Property”) and the Intellectual Property licensed by the Company from third parties is all of the material Intellectual Property that is used by the Company in the conduct of its business as currently conducted and as conducted during the twelve (12) month period preceding the Closing Date. Schedule 3.07 sets forth each material license or sublicense that the Company has granted to any third party with respect to any Company Intellectual Property. Except as set forth on Schedule 3.07, neither the Sellers nor any Affiliate of any Seller (other than the Company) has any rights in any Company Intellectual Property.
(b)Except as set forth on Schedule 3.07, the Company owns and possesses all right, title and interest in and to, or possesses the valid right to use, all Intellectual Property used by it. Except as set forth on Schedule 3.07, (i) the conduct of the business by the Company as currently conducted does not, to the Sellers’ Knowledge, infringe, misappropriate, dilute, or otherwise violate the Intellectual Property of any Person; (ii) there are no pending actions by or before any Governmental Authority or any arbitration or mediation authority alleging that the Company is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Company Intellectual Property owned by the Company and used in business; and (iii) since January 1, 2018, the Company has not received any written claim from any Person alleging any Intellectual Property infringement, misappropriation, dilution or other such violations by the Company. There are no outstanding judicial or administrative orders to which the Company is a party or by which it is bound, which restricts the rights to use any of the Company Intellectual Property owned by the Company or used in the business.
(c)Except as set forth in Schedule 3.07, no present or former officer, director, employee, or contractor of Company, has any ownership interest, in whole or in part, in any Intellectual Property owned or used by the Company, or the right to receive royalty or other payments for Intellectual Property used by the Company.
(d)All the IT Assets (i) are in operating order in all material respects, subject to ordinary wear and tear, and are fulfilling in all material respects the purposes for which they were acquired, licensed, or established in an efficient manner without material downtime or errors and are sufficient in all material respects for the current needs of the business of the Company; (ii) have, since January 1, 2018, not experienced any unresolved material errors and/or breakdowns and, to the Sellers’ Knowledge, do not contain any virus, malware or other disabling code designed to disrupt, damage or interfere with the operation of such IT Assets; (iii) are located at a Company facility or are otherwise in the possession of or under the control of the Company; and (iv) are considered by the Company to effectively perform in all material respects all information technology operations necessary to conduct business as it is currently conducted. Except as set forth on the Schedule 3.07, no contract with annual payments in excess of $250,000 for the provision of any component of the IT Assets or related services from a third party vendor is currently set to expire, terminate, or be renegotiated in the next two (2) years. The Company has commercially reasonable disaster recovery plans, data back-up plans, technologies, procedures and facilities for the IT Assets and has taken steps reasonable under the circumstances to safeguard and maintain the IT Assets utilized in the operation of its business as presently conducted, including timely applying appropriate security updates and patches. During the last five (5) years, the IT Assets or disaster recovery plans, technologies, procedures, or facilities have not experienced a shutdown for a continuous period of twenty-four (24) hours or more.
(e)Except as set forth on Schedule 3.07, the Company has possession of, or access to, all material Technology used by the Company in the operation of the business of the Company as conducted as of the Closing and during the twelve (12) month period preceding the Closing Date.
(f)Except as set forth on Schedule 3.07, none of the Software owned and/or currently under development by the Company is subject to the provisions of any Open Source Code license or other contract which would reasonably be expected to: (i) require or condition the use or distribution of such Software; (ii) require the license of such Software or any portion thereof for the purpose of making modifications or derivative works; (iii) require the distribution of such Software or any portion thereof without charge; (iv) require or condition the disclosure, licensing or distribution of any source code or any portion of Software; or (v) otherwise impose a limitation, restriction or condition on the right of the Company to use or distribute any Software or any portion thereof.
(g)The execution, delivery, and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not result in any Person having the right to:
(i)encumber or adversely affect the right to use any Intellectual Property owned or used by the Company in the conduct of its business, as conducted as of the Closing; or
(ii)cause the Company to be contractually obligated to pay any royalties or other amounts to any third party in excess of the amounts that the Company would have been obligated to pay if this Agreement had not been executed, delivered, and performed or the transactions contemplated hereby had not been consummated.
(h)Since January 1, 2018, the Company has not received any written notices or complaints from any Person regarding any material Security Breaches or material Security Incidents and, to the Sellers’ Knowledge, the Company has not experienced any material Security Breaches or material Security Incidents. Since January 1, 2018, the Company has not received any written complaints, claims, demands, or notices of investigation, from any Person (including any Governmental Authority or self-regulatory authority or entity) regarding the Company’s Processing of Personal Information or compliance with applicable Privacy and Security Requirements. The Company maintains systems and procedures reasonably intended to receive and respond to complaints regarding the Company’s Processing of Personal Information.

(i)Since January 1, 2018, the Company has not received any written notices or complaints from any Person regarding the Company’s compliance with applicable Privacy and Security Requirements, and to the Sellers’ Knowledge, the Company is, and at all times since January 1, 2018 has been, in compliance in all material respects with all applicable Privacy and Security Requirements. The Company has made available to Buyer true, correct, and complete copies of all Privacy Policies and Privacy Contracts. The Company has a valid and legal right (whether contractually, by law or otherwise) to access or use all Personal Information and any other information of any Person that is Processed by or on behalf of the Company in connection with the use and/or operation of its products, services, and business.
(j)The Company has implemented reasonable physical, technical, and administrative safeguards designed to protect Personal Information in its possession or control from unauthorized access by any Person, including the Company’s employees and contractors, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements. The Company has contractual requirements with all third parties who, to the Sellers’ Knowledge, have access to or receive Personal Information from, or collect Personal Information for, the Company that require such Persons to comply with all applicable Privacy and Security Requirements in all material respects, and to use commercially reasonable efforts consistent with industry standards to store and secure all Personal Information to protect against unauthorized Processing of the Personal Information.
(k)The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any applicable Privacy and Security Requirements or, to the Sellers’ Knowledge, result in or give rise to any right of termination or other right to impair or limit the Company’s rights to own, use, or Process any Company Intellectual Property or any Personal Information used in and necessary for the conduct of its business. Immediately subsequent to the Closing, the Company Intellectual Property will be owned or available for use by the Company on terms and conditions identical to those under which the Company owns or uses the Company Intellectual Property immediately prior to the Closing, without payment of additional fees.
3.08Litigation. Except as set forth on Schedule 3.08, (a) there are no actions, suits or proceedings pending or, to the Sellers’ Knowledge, threatened, against or affecting (i) the Company, (ii) any of its assets, or (iii) any of its officers, directors or, to the Sellers’ Knowledge, any of its agents, employees, predecessors, or indemnified persons, in each such case with respect to this clause (iii), in their capacities as such, at law or in equity, before or by any Governmental Authority or arbitration or mediation authority in each case in which a reserve in excess of $100,000 has been established or the Company’s maximum estimated liability is in excess of $100,000; and (b) the Company is not a party to or subject to or in default under any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority. Except as set forth on Schedule 3.08, since January 1, 2019, the Company has not settled or received a final judgment concerning any outstanding action, suit, or proceeding for an amount in excess of $100,000.
3.09Insurance. Schedule 3.09 lists each insurance policy maintained by or otherwise covering the Company and the insurer, coverage, policy limits, and self-insurance or co-insurance arrangements by or affecting the Company (the “Insurance Policies”). The Company has not failed to give any notice regarding any material claim or present any material claim under any Insurance Policy in due and timely fashion or as required by such Insurance Policy. There is no material claim pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriter of such Insurance Policy. None of the Insurance Policies will lapse or terminate by reason of the consummation of the transactions contemplated by this Agreement. With respect to each Insurance Policy, except as set forth on Schedule

3.09: (a) to the Sellers’ Knowledge, such Insurance Policy is valid and binding and in full force and effect in accordance with its terms; (b) the Company is not in material default with respect to its obligations thereunder; (c) all premiums with respect thereto covering all current periods have been paid to the extent due; and (d) since January 1, 2020, no written notice of cancellation, nonrenewal, termination, material change in premium, requirement to increase self-insured retention, or denial of renewal has been received with respect to such Insurance Policy. The Company has not suffered an involuntary cancellation of any Insurance Policy in the past three (3) years. Except as set forth on Schedule 3.09, the Company does not have any self-insurance or co-insurance programs.
3.10Compliance with Laws. Except as otherwise set forth on Schedule 3.10:
(a)the Company
(i)is in compliance in all material respects with all applicable laws of Governmental Authorities,
(ii)has filed all reports and has all Licenses required to be filed with any Governmental Authority by the Company in connection with the conduct of its business as currently conducted as of the Closing; and
(iii)has no material unclaimed property or escheatment obligation with any Governmental Authority with respect to any of the assets of the Company under any applicable escheatment or unclaimed property laws.
(b)no investigation or review by any Governmental Authority with respect to the Company is pending or, to the Sellers’ Knowledge, threatened; and
(c)no written notices have been received by the Company since January 1, 2018 alleging a violation of applicable laws of Governmental Authorities. Notwithstanding the foregoing, the representations and warranties in this Section 3.10 will not be deemed to apply to compliance with laws relating to Taxes, employee benefits, or environmental matters, which subjects are dealt with exclusively in the representations and warranties set forth in Sections 2.09, 3.11, and 3.12 of this Agreement, respectively.
3.11Employee Benefit Plans.
(a)Schedule 3.11 lists each of the following that is sponsored, maintained, or contributed to by the Company for the benefit of employees, former employees, owner-operators, former owner-operators, “leased employees” (as defined in Section 414(n) of the Code), former “leased employees” (as defined in Section 414(n) of the Code), directors, former directors or any agents, consultants or similar representatives providing services to or for the Company, or with respect to which Company has any liability:
(i)each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”); and
(ii)each personnel policy, stock option plan, stock purchase plan, stock appreciation rights, phantom stock plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance or retention, or change-in-control pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice, or understanding (a “Benefit Program”).

(b)With respect to each Plan, the Company has made available to Buyer copies (as applicable) of (i) the Plan document currently in effect, and any related trusts, insurance, group annuity contracts and each other funding or financing arrangement related thereto, including any amendments, (ii) the most recent summary plan description, (iii) the most recent determination letter or opinion letter received from the IRS, (iv) the latest financial statements and (v) the three most recent Form 5500 annual reports.
(c)Except as set forth on Schedule 3.11(c), no Plan is subject to Title IV of ERISA nor, does any Plan provide for medical or life insurance benefits to retired or former employees of the Company (other than (i) as required by law, including, without limitation, Code Section 4980B, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (v) conversion rights). Neither the Company nor any ERISA Affiliate of the Company sponsors, maintains, contributes to or has sponsored, maintained, or contributed to (nor is the Company or any ERISA Affiliate of the Company obligated to contribute to), or has any obligation or liability under or with respect to (I) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (II) any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (III) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Except as set forth on Schedule 3.11(c), neither the Company nor any ERISA Affiliate of the Company (a) maintains a “defined benefit plan” (as defined in Section 3(35) of ERISA), or (b) is a “contributing sponsor” of any single-employer plan within the meaning of Section 4001(a)(13) of ERISA.
(d)Except as set forth on Schedule 3.11:
(i)Each Plan and Benefit Program complies in form and operation in all material respects with its terms and the requirements of the Code, ERISA, COBRA, and all other applicable laws;
(ii)Each Plan that is intended to be qualified under Section 401(a) of the Code (A) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Plan’s qualified status under the Code, (B) has a timely filed request for such a letter pending with the IRS or has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (C) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan, and no amendments have been made to any such Plan following the receipt of the most recent determination, opinion, or advisory letter applicable to such Plan that would jeopardize such Plan's qualified status;
(iii)There are no actions, suits, or claims (other than claims in the ordinary course of business that do not involve any action or suit by or before any Governmental Authority or arbitration or mediation authority and domestic relations order proceedings) for benefits under such Plans pending or, to Sellers’ Knowledge, threatened against any of the Plans or Benefit Programs or their assets;
(iv)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could (either alone or in conjunction with any other event) result in a requirement to pay any Tax “gross-up” or similar “make-whole” payments to any employee of the Company, including under Section 409A of Code or Section 4999 of the Code;

(v)Neither the Company nor any other Person has acted or failed to act in a manner that would result in imposition on the Company of (A) material breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a material civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code;
(vi)There is no matter pending, or to the Sellers’ Knowledge, threatened (other than routine qualification determination filings) with respect to any of the Plans before the IRS, the Department of Labor or the Pension Guaranty Benefit Corporation; and
(vii)No trust funding a Plan is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.
(e)All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Plan that is an “employee pension benefit plan” (or related trust or held in the general assets of the Company, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Plan or fully accrued on the applicable Financial Statements to the extent required by GAAP. All premiums or other payments that are due and owing for all periods ending on or before the Closing Date have been paid or accrued on the applicable Financial Statements with respect to each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) to the extent required by GAAP.
(f)Each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) may be unilaterally amended or terminated in its entirety in accordance with its terms without material liability to the Company, except as to benefits accrued thereunder prior to such amendment or termination.
(g)Except as otherwise set forth on Schedule 3.11, no Plan or Benefit Program provides that payments pursuant to such Plan or Benefit Program may be made in securities of the Company or an ERISA Affiliate of the Company, nor does any trust maintained pursuant to any Plan or Benefit Program hold any securities of the Company or any ERISA Affiliate of the Company.
(h)Schedule 3.11 lists any Plans or Benefit Programs that, considered individually or considered collectively with any other such Plans or Benefit Programs, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law) (a “Section 280G Payment”) as a result of the transactions contemplated by this Agreement, along with the name of the individual(s) to whom such Section 280G Payment is owed and the amount of such Section 280G Payment. There is no contract, agreement, plan or arrangement to which the Company is a party to or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code due to a Section 280G Payment.
(i)Each Plan or Benefit Program that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been maintained (both in form and operation) in accordance with Section 409A of the Code.
(j)Schedule 3.11 contains a true and correct list of the name and address of each individual (including a covered employee, covered spouse, or covered dependent-child) who is currently receiving or entitled to elect to receive COBRA continuation coverage under any and all of the Company's Plans or Benefit Programs, and a copy of any COBRA notice and election forms related to such individuals. For each person identified on Schedule 3.11, the Company must include the following information: (i) indication as to whether the individual is currently receiving COBRA coverage or instead has the right to elect (but has not yet elected) COBRA coverage (in which case, identify the last day of the sixty (60)-day election period), (ii) the legal name and a description of the type (e.g., medical, dental, vision, etc.) of Plan or Benefit Program involved, (iii) a description of the qualifying event (and any second qualifying event) (as defined under Treasury Regulation Section 54.4980B-4 and 54.4980B-7), and (iv) the date on which such qualifying event (and any second qualifying event) occurred; provided, however, that such information must be provided in compliance with the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”).
(k)Neither the Company nor any ERISA Affiliate of the Company has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of Plans or the imposition of penalties or excise Taxes with respect to any of the Plans by the IRS or the Department of Labor.
(l)The Company, and each Plan or Benefit Program that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Health Plan”) (i) is currently in compliance in all material respects with the Healthcare Reform Laws, and (ii) has been in compliance in all material respects with all applicable Healthcare Reform Laws since March 23, 2010. No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, or any Health Plan, to material penalties or excise taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.
3.12Environmental Matters.
(a)Except as set forth on Schedule 3.12, since January 1, 2016, the Company has complied in all material respects with all applicable federal, state, and local laws of Governmental Authorities concerning pollution, protection of the environment, health and safety, or the emission, discharge, release or threatened release of any Hazardous Materials into the ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (the “Environmental Laws”).
(b)Schedule 3.12 sets forth all remedial obligations arising under Environmental Laws and relating to the Company or its properties since January 1, 2016. Except as set forth on Schedule 3.12, no facts, events, or conditions relating to the past or present properties or operations of the Company will prevent, hinder, or limit the Company’s continued compliance with Environmental Laws, or give rise to any remedial obligations or material liability of the Company pursuant to Environmental Laws.
(c)Except as set forth on Schedule 3.12, the Company holds, and during the past five (5) years, has been in compliance in all material respects with, all material Licenses, and made all material filings to the applicable Governmental Authorities applicable to the Company thereunder, required under Environmental Laws to carry on its businesses as conducted as of the Closing.
(d)Except as set forth on Schedule 3.12, since January 1, 2016, neither the Company nor any of its Affiliates, has received any written notice from any Governmental Authority that the

Company is subject to any pending claim or remedial obligation (i) based upon any provision of any Environmental Law and arising out of any act or omission of the Company or its Affiliates or (ii) arising out of the ownership, use, control, or operation by the Company of any facility, site, area, or property from which there was a release of any Hazardous Materials.
(e)Except as set forth on Schedule 3.12, there are no material actions, suits or proceedings pending or, to the Sellers’ Knowledge, threatened against the Company, at law or in equity, or before or by any Governmental Authority under any Environmental Law, and the Company is not subject to any outstanding material judgment, order, or decree of any Governmental Authority pursuant to any Environmental Law.
(f)Since January 1, 2016, the Company has not received any written notice of, or entered into any order, indemnity agreement, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved liabilities or obligations or investigative, corrective or remedial obligations relating to or arising under Environmental Laws (including, relating to or arising from any release, threatened release or exposure to any Hazardous Materials).
3.13Sufficiency and Condition of Assets.
(a)Other than the Seller Personal Property, the assets owned, used, leased (as lessee), and licensed (as licensee) by the Company constitute all material assets used in connection with the business of the Company, and such assets constitute all the assets necessary for the Company to conduct its business in substantially the same manner as it is presently being conducted.
(b)The tangible assets of the Company are adequate in all material respects for the purposes for which such assets are currently used by the Company and are in good repair and operating condition in all material respects (subject to normal wear and tear and subject to maintenance and repairs required in the ordinary course of business).
3.14Employee Relations. Except as set forth on Schedule 3.14, since January 1, 2018:
(a)the Company has not (i) been a party to any collective bargaining agreement or other contract with any labor organization that represents employees of the Company; (ii) agreed to recognize a collective bargaining agent or received any application or petition for an election or for certification of a collective bargaining agent; or (iii) negotiated toward or agreed to negotiate toward any such agreement;
(b)there has not been any, and there are no ongoing or, to the Sellers’ Knowledge, threatened, union organizing activities involving employees of the Company;
(c)there has not been any, or, to the Sellers’ Knowledge, any threats of any, organized employee strike, slowdown, picketing, work stoppage, lockout, employee grievance process, or other organized labor dispute involving the Company;
(d)there has not been any proceeding pending by or before any Governmental Authorities relating to the alleged violation of any law by the Company pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board, or any comparable Governmental Authority and there has not been any material proceeding pending by or before any Governmental Authorities relating to any alleged violation of any law by the Company pertaining to employment relations, including any charge or complaint filed with the Equal Employment Opportunity Commission or any comparable Governmental Authority;

(e)the Company has not committed a material unfair labor practice and there are no pending or, to the Sellers’ Knowledge, threatened unfair labor practice complaints pending against the Company;
(f)the Company has not implemented any employee layoffs or similar activities that required notice under the Worker Adjustment and Retraining Notification Act or any similar applicable law, and no such actions are currently planned or announced by the Company;
(g)the Company has operated in compliance, in all material respects, with all applicable foreign, federal, state, and local laws relating to employment, employment standards, employment of minors, employment discrimination, health and safety, labor relations, withholding, wages and hours, workplace safety and insurance, and/or pay equity;
(h)the Company is and has been in compliance, in all material respects, with all applicable laws pertaining to the classification of employees and independent contractors; and
(i)there are no current or, to the Sellers’ Knowledge, threatened investigations of the Company relating to the classification of independent contractors engaged by the Company, and the Company has not received written notice from any Governmental Authority that such Governmental Authority is seeking to reclassify all or any material portion of the Company's independent contractors as employees for any purpose.
3.15Drivers.
(a)The Company:
(i)is not required pursuant to contract or otherwise with any driver to segregate from its general funds monies collected for such driver or is otherwise restricted by any driver from use of those funds;
(ii)does not hold or is not required to hold any portion of its accounts collected from any Person who is obligated on an account in respect of a driver's services in trust for such driver; and
(iii)except as set forth on Schedule 3.15, does not have any fiduciary relationship or duty to any driver arising out of or in connection with any contract with any driver or the transactions contemplated thereby.
(b)No driver, whether pursuant to contract or otherwise, at any time controls the method of collection of the Company's accounts or restricts the use of proceeds thereof after receipt of the Company.
(c)No driver, whether pursuant to contract or otherwise, at any time has the right to seek payment from, or otherwise has recourse to, any Person obligated on an account for payables by the Company to such driver.
(d)All payments by the Company in respect of payables to drivers, whether pursuant to contract or otherwise, are made from the Company's general funds in the ordinary course of business.

3.16Owner-Operators.
(a)Each of the Company's contracts with its owner-operators complies in all material respects with the federal truth-in-leasing regulations set forth in 49 C.F.R. Part 376, and all payments, deductions, chargebacks, and other actions of the Company with regard to its owner-operators have complied in all material respects with the terms and conditions of such contracts and regulations.
(b)Each of the Company's contracts with its owner-operators (i) complies in all material respects with all applicable laws, (ii) has been duly and validly executed and delivered by the Company and, to the Sellers’ Knowledge, the respective owner-operator, (iii) is in full force and effect in all material respects and is valid and enforceable against the Company and, to the Sellers’ Knowledge, against the other parties thereto (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies) in accordance with its terms, and (iv) does not require the Company to obtain the consent of any Person in connection with the transactions contemplated by this Agreement.
(c)Schedule 3.16 is a correct and complete listing of all of the escrowed funds held by the Company for each owner-operator as of the Closing, all of which, if any, are reflected on the Latest Balance Sheet and a listing of any amounts owed to the Company by each owner-operator in accordance with the terms of any contract between the Company and an owner-operator.
(d)Schedule 3.16 is a correct and complete listing of all owner-operators for whom the Company or any Affiliate thereof provides financing, along with a description of the financing terms (purchase or lease), outstanding balance, monthly payment, maturity date, balloon or purchase option amount, any late fees, penalties, or similar amounts due and whether all payments are current. All of such financing arrangements are represented by written contracts.
3.17Licenses. Schedule 3.17 sets forth a correct and complete list as of the Closing of all material Licenses held by the Company. Except as set forth on Schedule 3.17, the Company owns or possesses all Licenses that are required to enable it to carry on its operations as presently conducted, except, in each case, where the failure to have a particular License would not reasonably be expected to be material to the Company. Except as set forth on Schedule 3.17, the Company is not in material default or violation (and no event (including the execution of this Agreement and the consummation of the transactions contemplated hereby) has occurred (or pursuant to the Closing will occur) which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition, or provision of any such material License.
3.18Bank Accounts. Schedule 3.18 sets forth (a) the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which the Company maintains safe deposit boxes, an account, lock box, or other accounts of any nature with respect to its business and (b) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.
3.19Loans to Officers and Directors. Except as set forth on Schedule 3.19, the Company has not made any outstanding loans or advances, or provided any guaranty or other form of credit support, directly or indirectly, to or for the benefit of any officer or director of the Company, or to or for the benefit of any Immediate Family or Affiliate of such Persons.
3.20Fair Competition. Neither the Company, nor any of its respective directors or officers or, to the Sellers’ Knowledge, any of its employees, agents, or other representatives, in each such case, acting on its behalf, has offered or given anything of value to: (a) any official of a Governmental Authority, any political party or official thereof, or any candidate for political office; (b) any customer or supplier of the Company; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any Person described in (a) or (b) above, in any such case, for the purpose of any of the following: (i) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Authority, customer, or supplier, or to affect or influence any act or decision of such Governmental Authority, customer or supplier to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) constituting a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person, in each such case, in violation of applicable law. The Company has not taken any action or made any omission in violation in any material respect of any applicable laws governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.
3.21Capital Expenditures; Dispositions. The capital expenditures of the Company for tractors and trailers (including a description and amount for each unit) for the period January 1, 2021, through the Business Day immediately preceding the Closing Date are set forth on Schedule 3.21. The dispositions of tractors and trailers (including a description and amount for each unit) by the Company for the period January 1, 2020, through the Business Day immediately preceding the Closing Date are set forth on Schedule 3.21, and all amounts due in respect of such dispositions have either been received or recorded as Accounts Receivable. Except as set forth on the Company's capital expenditures and dispositions plan for the period from and after the Closing Date through December 31, 2021, which the Company has made available to Buyer, the Company does not have any contracts or commitments for the acquisition or disposition of any tractors or trailers.
3.22Sellers' Investment Intent. Each Seller represents and warrants to Buyer that such Seller has such knowledge, sophistication, and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of receipt of Buyer Common Stock and of protecting such Seller’s interests in connection herewith. Such Seller has the ability to bear the economic risk of this investment, including complete loss of the investment. Each Seller represents and warrants that such Seller is acquiring the Buyer Common Stock for investment for its own account, not as nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intent of selling, granting any participation in or otherwise distributing the same. Each Seller understands that Buyer Common Stock received by it has not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations contained in this Section 3.22. Each Seller acknowledges that, as of the Closing, it has been afforded (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Buyer concerning the terms and conditions of the transactions contemplated by this Agreement and Buyer Common Stock, and the merits and risks of investing in Buyer Common Stock, and any such questions have been answered to such Seller’s reasonable satisfaction; (b) access to information about Buyer and its financial condition, results of operations, business, properties, management, and prospects sufficient to enable such Seller’s evaluation of its investment; (c) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and any such additional information has been provided to such Seller’s reasonable satisfaction; and (d) the opportunity to ask questions of management of Buyer and any such questions have been answered to such Seller’s reasonable satisfaction. Each Seller has sought accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Buyer Common Stock. Each Seller acknowledges that neither Buyer, nor any Affiliate or representative of either has made any representations, expressed or implied, with respect to the accuracy, completeness or adequacy of any available information except or to the extent such information is covered by the representations and warranties contained in Article 4. Subject to the accuracy of Buyer’s representations and warranties contained in Article 4, each Seller agrees that neither Buyer nor any of either’s Affiliates will have any indemnification obligation hereunder to Seller or any other Person resulting from the issuance and sale of Buyer Common Stock to such Seller. Each Seller represents and warrants that it is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC. Each Seller represents and warrants that it understands that the Buyer Common Stock is characterized as “restricted securities” under the United States federal securities laws inasmuch as such Buyer Common Stock is being acquired in a transaction not involving a public offering and that under such laws and applicable regulations the Buyer Common Stock may be resold without registration under the Securities Act only in certain limited circumstances. Each Seller acknowledges that the Buyer Common Stock must be held indefinitely unless a sale of such Buyer Common Stock is subsequently registered under the Securities Act or an exemption from such registration is available. Each Seller is aware of the provisions of Rule 144 which permit limited resale of shares purchased in a private placement or shares owned by certain Persons associated with Buyer subject to satisfaction of certain conditions.
3.23No Conflicts (Sellers); Litigation. Except as set forth on Schedule 3.23, the execution, delivery, and performance by each Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby by such Seller do not (a) conflict with or result in any breach of, constitute a default under, result in a violation of, or require any such Seller to obtain or provide any authorization, consent, approval, or other action by or notice to any Governmental Authority or other third party, under the provisions of such Seller's instrument of formation, if any, or any material agreement or instrument to which such Seller is bound, or any law, statute, rule or regulation, or order, writ, injunction, judgment, or decree of any Governmental Authority, in each case, to which such Seller or any of its properties or assets is subject, or (b) result in the imposition of any Lien (other than Permitted Liens) upon any of the Company Stock owned by such Seller. No Seller is a party to any litigation, claims, actions, or other proceeding by or before any Governmental Authority or arbitration or mediation authority, or any outstanding judgment, order, or decree of any Governmental Authority or arbitration or mediation authority, that reasonably would be expected to materially affect or delay the ability of such Seller to consummate the transactions contemplated hereby, and to Sellers’ Knowledge, no such litigation, claim, action, or other proceeding is threatened against any Seller.
3.24No Conflicts (Company). Except as set forth on Schedule 3.24, the execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not (i) conflict with or result in any breach of any provision of the certificate of incorporation or the bylaws of the Company, or with any resolution or authorization adopted by the Company or any governing body or equity holders of the Company; (ii) require any filing with, or the obtaining of any permit, authorization, consent, or approval of, any Governmental Authority or other third party by the Company; (iii) violate, conflict with or result in a default under, or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any material note, mortgage, other evidence of Indebtedness of the Company, guarantee by the Company, License, or Business Contract; (iv) result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of the Company; or (v) violate any law, order, or decree applicable to the Company.
3.25Affiliated Transactions. Except as set forth on Schedule 3.25, no director, officer, stockholder, or Affiliate of the Company, nor any individual in such director’s, officer’s, stockholder’s, or Affiliate’s Immediate Family or any entity controlled by any such director, officer, stockholder, or

Affiliate of the Company, (a) is party to or has any beneficial interest in, directly or indirectly, any contract, agreement, commitment, or transaction with or provides any services to the Company, in each case, other than employment agreements or arrangements in the ordinary course of business, (b) has any interest in any tangible or intangible property used by the Company, other than Company Stock and other than an indirect interest in such Person’s capacity as a stockholder of the Company, (c) owns, directly or indirectly, any material interests in any Person that is a material client, supplier, customer, lessor, lessee, or competitor of the Company in any material respect (it being agreed that the ownership of no more than one percent (1%) of any class of outstanding stock of any publicly traded corporation will not be deemed material for purposes of this Section 3.25), or (d) provides, causes to be provided, or has provided within the last twelve (12) months any material assets, services, or facilities to or from (as the case may be) the Company, other than in such Person’s capacity as a director, officer, or employee of the Company.
3.26Spring Creek Non-Fundamental Representations. The representations and warranties of the Sellers (as defined in the Spring Creek Purchase Agreement) set forth in Article 3 of the Spring Creek Purchase Agreement are incorporated herein by reference as if fully set forth herein.
Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers as of the Closing:
4.01Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
4.02Power and Authority; Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform their obligations hereunder and thereunder. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on Buyer's part are necessary to authorize the execution, delivery, or performance of this Agreement and the other Transaction Documents to which it is a party.
4.03Enforceability. This Agreement has been duly executed and delivered by Buyer, and assuming that this Agreement is a valid and binding obligation of Sellers and the Company, this Agreement constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies. Each other Transaction Document to which Buyer is a party, when executed and delivered by Buyer, will be duly executed and delivered by Buyer, and assuming that such other Transaction Documents are valid and binding obligations of the other parties thereto, each such Transaction Document will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies.
4.04No Conflicts.Except as set forth on Schedule 4.04, the execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party by Buyer and the consummation of the transactions contemplated hereby and thereby do not (i) conflict with or result in any breach of any provision of the certificate of incorporation or the bylaws of Buyer, or with any resolution or authorization adopted by Buyer or any governing body or equity holders of the Buyer; (ii) require any filing with, or the obtaining of any permit, authorization, consent, or approval of, any Governmental Authority or other third party by Buyer; (iii) violate, conflict with or result in a default under, or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any material note, mortgage, other evidence of indebtedness of Buyer, guarantee, license, or contract to which Buyer is a party; or (iv) violate any law, order, or decree applicable to Buyer.
4.05Litigation. There are no actions, suits or proceedings pending or, to Buyer's Knowledge, threatened against or affecting Buyer or its Affiliates at law or in equity, by or before any Governmental Authority, or arbitration or mediation authority, which could adversely affect Buyer's performance under this Agreement or any other Transaction Document to which it is a party or the consummation of the transactions contemplated hereby or thereby.
4.06Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer, except those that will be satisfied or otherwise borne by Buyer.
4.07Investment Representation. Buyer is acquiring the Company Stock for its own account with the intention of holding such Company Stock for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Buyer acknowledges that the Company Stock has not been registered under the Securities Act or any state or foreign securities laws and that the Company Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Company Stock is registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.
4.08Financial Statements. Buyer has previously made available to the Company (through the SEC’s EDGAR filing system) copies of Buyer's Annual Report on Form 10-K for the year ended December 31, 2020, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and the financial statements contained therein (collectively, the “Buyer Financial Statements”). Subject, in the case of any unaudited Buyer Financial Statements, to normal year-end adjustments, the Buyer Financial Statements fairly present, in material conformity with GAAP, the consolidated financial position of Buyer and its Subsidiaries as of the dates thereof, and cash flows and changes in financial position for the periods then ended.
4.09SEC Reports. Since June 30, 2020, Buyer has filed all registration statements, forms, reports and other documents that Buyer is required to file with the SEC under the Exchange Act and the rules and regulations promulgated thereunder (such registration statements, forms, reports and other documents, being the “SEC Reports”). Each of the SEC Reports (a) was filed on a timely basis and (b) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in the light of the circumstances under which they were made, not misleading. As of the Closing, there are no outstanding or unresolved comments in comment letters received from the SEC staff. As of the Closing, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of Buyer’s Subsidiaries is required to file any form, report, registration, statement or other document with the SEC.
4.10Buyer Shares. The shares of Buyer Common Stock to be issued to the Sellers pursuant to the terms of this Agreement have been adequately reserved and will, when issued, be validly issued, fully paid, and non-assessable, free and clear of Liens and restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws, and blackout policies of Buyer, to the extent such policies apply to Buyer Common Stock held by a Seller, and are not subject to preemptive rights or other similar rights, options, understandings, agreements or rights of first refusal. Buyer’s issuance of the shares of Buyer Common Stock to the Sellers pursuant to this Agreement is exempt from registration under the Securities Act and applicable state “blue sky” securities laws pursuant to one or more exemptions from registration thereunder.
4.11Solvency. Buyer is not and will not be, after giving effect to the transactions contemplated by this Agreement, insolvent within the meaning of 11 U.S.C. Section 101(32) or similar laws of any jurisdiction. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with actual intent to hinder, delay or defraud either present or future creditors of Buyer.
    4.12    Spring Creek Representations. The representations and warranties of the Buyer (as defined in the Spring Creek Purchase Agreement) set forth in Article 4 of the Spring Creek Purchase Agreement are incorporated herein by reference as if fully set forth herein.
Article 5
INDEMNIFICATION
5.01Indemnification Obligations of Sellers. Subject to the provisions of this Article 5, from and after the Closing, the Sellers, jointly and severally, shall indemnify and hold harmless Buyer and each of its Affiliates (including the Company) and their respective successors, assigns, officers, directors, employees, representatives, attorneys, and agents (each a, “Buyer Indemnified Party”, and collectively, the “Buyer Indemnified Parties”) from and against any and all Losses suffered or incurred by any of the Buyer Indemnified Parties as a result of, arising from, in connection with, by virtue of or related to:
(a)any breach or inaccuracy of, or any misrepresentation with respect to, the Sellers’ Fundamental Representations;
(b)any nonfulfillment or breach of any covenant, agreement or undertaking made by any Seller in this Agreement or in any other Transaction Document; and
(c)any matter set forth on Schedule 5.01(c).
The Losses of the Buyer Indemnified Parties described in this Section 5.01 as to which the Buyer Indemnified Parties are entitled to indemnification from the Sellers pursuant to this Article 5 are collectively referred to as “Buyer Losses”.
5.02Indemnification Obligations of Buyer. Buyer shall indemnify and hold harmless each of the Sellers and each of their respective Affiliates and their respective successors, assigns, officers, directors, employees, representatives, attorneys, and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses suffered or incurred by any of the Seller Indemnified Parties as a result of, arising from, in connection with, by virtue of or related to:
(a)any breach or inaccuracy of, or misrepresentation with respect to, the Buyer’s Non-Fundamental Representations;
(b)any breach or inaccuracy of, or any misrepresentation with respect to, the Buyer’s Fundamental Representations; and
(c)any nonfulfillment or breach of any covenant, agreement or undertaking made by Buyer in this Agreement or in any other Transaction Document.

The Losses of the Seller Indemnified Parties described in this Section 5.02 as to which the Seller Indemnified Parties are entitled to indemnification from Buyer pursuant to this Article 5 are collectively referred to as “Seller Losses”.
5.03Indemnification Procedure.
(a)In the event that any Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) entitled to any indemnification under this Article 5 receives written notice of the assertion of any claim or demand made by any Person (other than any Buyer Indemnified Party or Seller Indemnified Party, as applicable) (the “Unaffiliated Person”) against the Indemnified Party (a “ThirdParty Claim”), such Indemnified Party shall provide written notice thereof within ten (10) days upon receipt to the party hereto from whom the Indemnified Party intends to seek indemnification pursuant to this Article 5 (the “Indemnifying Party”), which such written notice shall include a copy of such claim or demand, material supporting documentation for such Third-Party Claim in the possession or within the control of the Indemnified Party, all material written communication between the Indemnified Party and the Unaffiliated Person regarding the Third-Party Claim, any other material details known to the Indemnified Party with respect thereto and the basis for the indemnification claim and an estimate of the associated Losses to the extent reasonably capable of estimation; provided, however, that the failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.
(b)If a ThirdParty Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof, at such Indemnifying Party’s expense, and if it so chooses and delivers written notice thereof to the Indemnified Party within the earlier of (x) thirty (30) days following its receipt from the Indemnified Party of written notice of such Third-Party Claim in compliance with Section 5.03(a) of this Agreement and (y) ten (10) days before the due date for the answer or response to the Third-Party Claim is due, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party may not assume and conduct the defense of such ThirdParty Claim: (i) unless the Indemnifying Party irrevocably agrees and acknowledges in writing that the applicable Indemnified Party shall be entitled to full indemnification from the Indemnifying Party with respect to any Losses resulting from such Third-Party Claim, subject to the provisions of this Article 5; or (ii) if such Third-Party Claim (A) seeks equitable relief (except where such equitable relief is immaterial in nature and merely incidental to a primary claim or claim of monetary damages), or (B) involves, or is reasonably expected to involve, criminal charges or a criminal investigation. If an Indemnifying Party so elects to assume the defense of a ThirdParty Claim, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. For avoidance of doubt, the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof in accordance with the terms hereof will constitute Losses if, and only if, the Indemnifying Party is otherwise obligated to indemnify the Indemnified Party for such Third-Party Claim pursuant to this Article 5. If the Indemnifying Party assumes the defense of any ThirdParty Claim, all the parties hereto shall reasonably cooperate in the defense or prosecution of such ThirdParty Claim. If the Indemnifying Party is controlling the defense of any ThirdParty Claim, then the Indemnifying Party shall not be entitled to settle such ThirdParty Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, however, that the Indemnified Party may withhold its consent to any such settlement in its sole discretion (and such withholding shall not be deemed to be unreasonable) if, pursuant to or as a result of such settlement, injunctive or other equitable relief will be imposed against the Indemnified Party or any Affiliate thereof or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Third-Party Claim, or such Indemnified Party shall have to pay a portion of the settlement. If any Seller shall have assumed the defense of a ThirdParty Claim, no Buyer Indemnified Party shall admit any liability (other than giving truthful testimony in a legal proceeding or as required by applicable law) with respect to, or settle, compromise, or discharge, any ThirdParty Claim without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned, or delayed).
(c)If an Indemnified Party claims a right to payment pursuant to this Article 5 not involving a Third-Party Claim covered by Sections 5.03(a) and (b), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim and an estimate of the associated Losses to the extent reasonably capable of estimation. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, arbitration, litigation, or otherwise), if any, and, within five (5) Business Days of the final determination of the merits and amount of such claim, if any, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder, if any.
5.04Claims Period.
(a)With respect to Buyer Losses arising under (i) Sections 5.01(a) and (c) or from Fraud by any Seller hereunder, the Claims Period shall begin as of and survive the Closing and terminate on the sixth anniversary of the Closing Date, and (ii) Section 5.01(b), the Claims Period shall begin as of and survive the Closing and terminate on the date one year after the expiration of the applicable term of such covenant, agreement, or undertaking or after the date such covenant, agreement, or undertaking has been completed.
(b)With respect to Seller Losses arising under (i) Section 5.02(a), the Claims Period shall begin as of and survive the Closing and terminate on the first anniversary of the Closing Date, (ii) Section 5.02(b), the Claims Period shall begin as of and survive the Closing and terminate on the sixth anniversary of the Closing Date, and (iii) Section 5.02(c), the Claims Period shall begin as of and survive the Closing and terminate on the date one year after the expiration of the applicable term of such covenant, agreement, or undertaking or after the date such covenant, agreement, or undertaking has been completed.
(c)Except with respect to Fraud, the Sellers’ Non-Fundamental Representations will not survive, and will automatically terminate and be of no further force and effect as of, the Closing, and there shall be no Claims Period whatsoever for any Losses as a result of, arising from, in connection with, by virtue of or related to any breach or inaccuracy thereof (including in the applicable Schedules), or any misrepresentation with respect thereto (including in the applicable Schedules), and no such Losses will constitute Buyer Losses in any respect.
No claim for indemnification can be made after the expiration of the applicable Claims Period; provided, however, if prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. The parties hereto hereby acknowledge and agree that the Claims Periods are contractual limitations periods and certain of the Claims Periods may shorten or lengthen the applicable statute of limitations period that may have otherwise applied but for such Claims Periods.

5.05Liability Limits, Etc.
(a)Notwithstanding anything to the contrary set forth in this Agreement, the Sellers’ obligation to indemnify, defend and hold the Buyer Indemnified Parties harmless from and against Buyer Losses shall not exceed, in the aggregate for all Sellers taken as a whole, the amount of the Closing Consideration; provided, however, that the foregoing limitation shall not apply in the event of Fraud.
(b)For purposes of computing the aggregate amount of claims against the Sellers, the amount of each claim by a Buyer Indemnified Party shall be deemed to be an amount equal to, and any payments by Sellers pursuant to Section 5.01 shall be limited to, the amount of Losses that remain after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment actually received from any third party with respect thereto.
(c)In any case where a Buyer Indemnified Party recovers from Unaffiliated Persons any amount in respect of a matter with respect to which Sellers have indemnified it pursuant to this Agreement, such Buyer Indemnified Party shall, and Buyer shall cause such Buyer Indemnified Party (if not Buyer) to, promptly pay over to Sellers’ Representative (on behalf of, and for distribution to, Sellers) the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery) that would result in recovery by such Buyer Indemnified Party in excess of its Losses with respect thereto, but not in excess of the sum of (i) any amount previously so paid by Sellers to or on behalf of the Buyer Indemnified Party in respect of such matter, and (ii) any amount expended by Sellers in pursuing or defending any claim arising out of such matter.
(d)For purposes of determining both the failure of any representation or warranty to be true and correct and calculating Buyer Losses hereunder, any qualifications in the representations and warranties herein as to “materiality”, “Material Adverse Effect” or words of similar import shall be disregarded, except with respect to (i) the representations and warranties set forth in the first sentence of Section 3.03 and (ii) the defined terms Material Customer, Material Customers, Material Vendor, and Material Vendors, where any qualifications in such representations, warranties, and defined terms as to “materiality,” “Material Adverse Effect,” or words of similar import shall be disregarded only for the purpose of determining the failure of any representation or warranty to be true and correct but not for the purposes of calculating Buyer Losses hereunder.
(e)Buyer Losses are to be determined without duplication to ensure that the Buyer Indemnified Parties do not recover more than the aggregate Buyer Losses payable by Sellers arising out of the same set of facts or circumstances, irrespective of whether such set of facts or circumstances constitutes a breach of or inaccuracy in more than one representation, warranty, covenant, agreement, or undertaking.
(f)Notwithstanding anything to the contrary set forth in this Agreement, except for Taxes related to a breach of the representations and warranties set forth in Section 2.09(b), Section 2.09(c)(ix), or Section 2.09(c)(x), Buyer Losses shall not include Taxes with respect to any post-Closing portion of the Straddle Period or any Post-Closing Tax Period (including carryovers of losses or other attributes to such periods) or Tax positions that may be taken on or after the Closing Date.
5.06Recovery Priority; Source of Recovery. The Buyer Indemnified Parties will use reasonable best efforts to pursue a claim for Buyer Losses under any applicable insurance policy prior to seeking indemnification directly against any Seller, and to recover insurance proceeds and indemnity, contribution, and similar payments for any Buyer Losses.
5.07Exclusive Remedies. Except for Fraud (subject to the Claims Period for Fraud) and any equitable remedies to which an Indemnified Party is entitled, including pursuant to Section 8.21, the provisions of this Article 5 set forth the exclusive rights and remedies of the parties to seek or obtain recovery of Losses or any other remedy or relief whatsoever from any party hereto or thereto with respect to matters arising under or relating to the subject matter of this Agreement or the subject matter of any of the other Transaction Documents (including the Spring Creek Purchase Agreement); provided, however, nothing in this Section 5.07 will interfere with or impede the operation of Section 6.01(g) or (h) with respect to the resolution of any disputed matters set forth in an Allocation Notice of Disagreement by the Independent Accountants in accordance with the terms thereof.
5.08Obligations to Mitigate Damages. Each Indemnified Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to mitigate all Losses recoverable under this Article 5 upon and after becoming aware of any event that would reasonably be expected to give rise to such Losses.
5.09Tax Treatment. The parties hereto shall treat each payment made under this Article 5 as an adjustment to the Closing Consideration for Tax purposes, unless (a) a final “determination” (as that term is defined for purposes of Section 1313 of the Code or corresponding applicable state law) with respect to any such payment causes such payment not to be treated as an adjustment to the Closing Consideration for Tax purposes or (b) as otherwise requirement by applicable law.
Article 6
ADDITIONAL AGREEMENTS

6.01Tax Matters.
(a)Except as otherwise provided in this Section 6.01(a), Buyer will prepare or cause to be prepared all Tax Returns of the Company required to be filed after the Closing Date for all Pre-Closing Tax Periods and all Straddle Periods. Such Tax Returns will be prepared on a basis consistent with the past practice of the Company, except as otherwise required by applicable law. At least seven (7) days prior to the date on which each such Tax Return is to be filed (taking into account any validly obtained extensions of time to file), Buyer will submit such Tax Return to Sellers' Representative for review and approval, which will not be unreasonably withheld, conditioned, or delayed. The Buyer will cause such Tax Return to be timely filed and will provide a copy of each such Tax Return to the Sellers' Representative. Notwithstanding the foregoing, Sellers’ Representative will prepare or cause to be prepared all income Tax Returns of the Company filed or required to be filed after the Closing Date (including any amended Tax Returns and Tax Returns on IRS Form 1120-S (or comparable applicable state or local form) and all Tax Returns in respect of Composite Taxes for each applicable state) for all Pre-Closing Tax Periods (“Income Tax Returns”). Such Income Tax Returns will be prepared on a basis consistent with the past practice of the Company, except as otherwise required by applicable law. At least thirty (30) days prior to the date on which each such Income Tax Return is to be filed (taking into account any validly obtained extensions of time to file), Sellers’ Representative will submit such Income Tax Return to Buyer for review and approval, which will not be unreasonably withheld, conditioned, or delayed. Sellers' Representative will cause each such Income Tax Return to be timely filed and will provide a copy of each such Income Tax Return to Buyer. In completing any Income Tax Returns, all (i) First Payments made pursuant to the last sentence of Section 6.08 and Schedule 6.08 and (ii) Transaction Expenses will, to the extent properly deductible for federal or applicable state and local income tax purposes as determined by the Sellers’ Representative in its reasonable discretion, be allocated to such Income Tax Returns. Sellers will be liable for and shall pay all Seller Income Taxes imposed on the Company, or for which the Company may otherwise be liable, for any Pre-Closing Tax Period. In the event the Specified Franchise Taxes are finally determined to be at least $50,000 greater or lesser than $5,580,000, then (A) the Sellers shall pay to Buyer an amount equal to 80% of the excess over $5,580,000, or (B) Buyer shall pay to Sellers’ Representative (on behalf of, and to be distributed to, the Sellers) an amount equal to 80% of the shortfall versus $5,580,000. Any payment made pursuant to immediately preceding clause (A) or (B) will be treated by the parties as an adjustment to the Closing Consideration for Tax purposes, unless (y) a final “determination” (as that term is defined for purposes of Section 1313 of the Code or corresponding applicable state law) with respect to any such payment causes such payment not to be treated as an adjustment to the Closing Consideration for Tax purposes or (z) as otherwise required by applicable law.
(b)In the case of such Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date will be:
(i)in the case of Taxes other than those imposed on a periodic basis with respect to the assets or capital of the Company deemed equal to the amount that would be payable if the Tax period of the Company ended with (and included) the Closing Date; provided, that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and
(ii)in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.
(c)Buyer, the Company, Sellers' Representative and Sellers will cooperate, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to Section 6.01(a) or this Section 6.01(c) and any audit, litigation, or other proceeding (each, a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company, subject to the terms and conditions of Section 6.01(j) herein. Each of the Sellers' Representative and Buyer agrees to use commercially reasonable efforts to obtain any certificate or other documentation from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Buyer, the Company or Sellers, including, but not limited to, with respect to the transactions contemplated hereby. The Company and Sellers will (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other party so requests, the Company or the Sellers, as the case may be, will allow the other party to take possession of such books and records.
(d)All transfer, documentary, sales, use, stamp, registration, or other similar Taxes imposed on the Company or Sellers directly or indirectly as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and any penalties or interest with respect to the Transfer Taxes will be borne fifty percent (50%) by each of Buyer, on the one hand, and Sellers, on the other hand. The Sellers will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Buyer and Sellers will cooperate in the filing of any Tax Returns and other documentation with respect to the Transfer Taxes, including promptly supplying information in their possession that is reasonably necessary to complete such Tax Returns and other documentation.
(e)The Company and each Seller will join with Buyer in making an election under Section 338(h)(10) of the Code and any corresponding election under applicable state, local, or foreign Tax law with respect to the purchase and sale of Company Stock hereunder (collectively, the “Section 338(h)(10) Election”). Buyer will prepare or cause to be prepared and file or cause to be filed the Section 338(h)(10) Election. Buyer and Sellers will comply fully with all filing and other requirements necessary to effectuate the Section 338(h)(10) Election on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of the Section 338(h)(10) Election, including the exchange of information and the joint preparation and filing of IRS Form 8023 and IRS Form 8883 (and all supplements thereto). At the Closing, Sellers will deliver to Buyer an executed IRS Form 8023.
(f)Buyer and Sellers agree that the Closing Consideration and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) in accordance with the principles set forth on Schedule 6.01(f) (such allocation, the “Section 338(h)(10) Allocation”). The Buyer and the Sellers agree to act in accordance with the Section 338(h)(10) Allocation in the preparation and filing of all Tax Returns and in the course of any Tax Proceeding relating thereto, except as may be required by applicable law.
(g)Buyer will provide Sellers’ Representative with a proposed Section 338(h)(10) Allocation not more than ninety (90) days after the Closing. The Section 338(h)(10) Allocation will become final and binding on the parties hereto thirty (30) days after the Buyer provides the Section 338(h)(10) Allocation to Sellers’ Representative unless Sellers’ Representative delivers notice of its disagreement (an “Allocation Notice of Disagreement”) to Buyer on or prior to such date. The Allocation Notice of Disagreement must identify with specificity each item in the Section 338(h)(10) Allocation that Sellers’ Representative disagrees with and Sellers’ Representative must prepare an alternative Section 338(h)(10) Allocation; provided, however, that Sellers’ Representative may object only on the basis that Buyer’s proposed Section 338(h)(10) Allocation is inconsistent with Schedule 6.01(f). If Sellers’ Representative timely delivers an Allocation Notice of Disagreement, then the Section 338(h)(10) Allocation will become final and binding on the parties to this Agreement on the earlier of (i) the date Buyer and Sellers' Representative resolve in writing all differences they have with respect to the matters specified in the Allocation Notice of Disagreement, and (ii) the date all matters in dispute are finally resolved in writing by the Independent Accountants.
(h)During the thirty (30) days following delivery of an Allocation Notice of Disagreement, Buyer and Sellers' Representative will seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Allocation Notice of Disagreement. At the end of such thirty (30) day period, Buyer and Sellers' Representative will submit such dispute to the Independent Accountants for resolution of all matters which remain in dispute which were included in the Allocation Notice of Disagreement (and will take all actions reasonably requested by the Independent Accountants in connection with such resolution, including submitting written claims to the Independent Accountants if so requested), and the Independent Accountants will make a final determination of the Section 338(h)(10) Allocation in accordance with the terms of this Agreement (with it being understood that Buyer and the Sellers' Representative will request that the Independent Accountants deliver to Buyer and the Sellers' Representative its resolution in writing not more than thirty (30) days after its engagement). The Independent Accountants will make a determination only with respect to the matters still in dispute and, with respect to each such matter, their determination will be within the range of the dispute between Buyer and Sellers' Representative. The Independent Accountants' determination will be based solely on written materials submitted by Buyer and Sellers' Representative (i.e., not on independent review) and on the definitions of “Section 338(h)(10) Allocation” (and related definitions) included herein and the provisions of this Agreement. The costs and expenses of the Independent Accountants will be allocated equally between Buyer, on the one hand, and Sellers, on the other hand, and Buyer, on the one hand, and Sellers, on the other hand, will each bear 50% of the Independent Accountants' costs and expenses.
(i)The parties hereto agree to be bound by the Section 338(h)(10) Allocation and will take no action inconsistent with the Section 338(h)(10) Election or the Section 338(h)(10) Allocation for the purpose of all Tax Returns filed by them, and will not voluntarily take any action inconsistent therewith unless required by applicable law. In the event of any Tax Proceeding that impacts the Section 338(h)(10) Election and the Section 338(h)(10) Allocation, the party receiving notice of such Tax Proceeding will promptly notify the other parties thereof, and take all commercially reasonable efforts to defend the validity and accuracy of the Section 338(h)(10) Election and Section 338(h)(10) Allocation.
(j)If, subsequent to the Closing, Buyer or any of its Affiliates (including the Company after the Closing) receives notice of a Tax Proceeding with respect to (1) any transaction the Company engaged in during a Pre-Closing Tax Period or any Straddle Period for which any Seller could have an indemnification obligation under Article 5 or (2) any Tax Return for a Pre-Closing Tax Period or any Straddle Period, then within fifteen (15) days after receipt of such notice, Buyer will promptly notify the Sellers’ Representative of such notice in writing. Except in the case of any Income Tax Returns, Buyer will have the right to control the conduct and resolution of any such Tax Proceeding, provided, that Buyer (i) will keep Sellers’ Representative reasonably informed of the progress of such Tax Proceeding and (ii) will not effect any settlement or compromise of any such Tax Proceeding without obtaining Sellers’ Representative’s prior written consent thereto, which will not be unreasonably withheld, conditioned, or delayed, if such settlement or compromise could reasonably be expected to increase the liability for Taxes of Sellers or for which the Sellers are responsible under this Agreement, and provided, further, that Sellers’ Representative will have the right to participate, at Sellers’ expense, in the conduct and resolution of any such Tax Proceeding. In the case of a Tax Proceeding involving an Income Tax Return, Sellers’ Representative will have the right to control the conduct and resolution of any such Tax Proceeding, provided, that Sellers’ Representative (i) will keep Buyer reasonably informed of the progress of such Tax Proceeding and (ii) will not effect any settlement or compromise of any such Tax Proceeding without obtaining Buyer’s prior written consent thereto, which will not be unreasonably withheld, conditioned, or delayed. In the event of any conflict or overlap between the provisions of this Section 6.01(j) and Section 5.03, the provisions of this Section 6.01(j) will control.
(k)Except, for the avoidance of doubt, with respect to the 2020 Employee Retention Credit, which is set forth below, any refund or credit of Seller Income Taxes (including interest thereon) paid with respect to any Pre-Closing Tax Period (a “Pre-Closing Income Tax Refund”), is to be for the account of the Sellers, net of any reasonable, actual out-of-pocket costs and expenses of the Buyer and its Affiliates (including the Company) attributable to obtaining and receipt of such Pre-Closing Income Tax Refunds, plus any net tax disadvantage to the Company for post-Closing periods. Buyer shall pay, or cause to be paid, to Sellers’ Representative (on behalf of, and to be distributed to, the Sellers) any amount to which the Sellers are entitled pursuant to the foregoing sentence within fifteen (15) Business Days of the receipt of the applicable Pre-Closing Income Tax Refund by Buyer, the Company, or any of their respective Affiliates. At the request and expense of the Sellers’ Representative, Buyer shall, and shall cause its Affiliates (including the Company) to, cooperate with the Sellers’ Representative in obtaining any Pre-Closing Income Tax Refund that the Sellers’ Representative reasonably believes should be available, including through filing amended Tax Returns with the applicable taxing authorities. In addition, if, after the Closing, the Company receives any Tax refund relating to the 2020 Employee Retention Credit, within fifteen (15) Business Days of receipt thereof, Buyer will pay or cause to be paid to Sellers’ Representative (on behalf of, and to be distributed to, the Sellers), an amount equal to 37.6% of such refund received by the Company after the Closing with such payment not to exceed $1,100,000 in the aggregate. At the request and expense of Buyer, the Sellers’ Representative shall cooperate with Buyer in obtaining any refund or credit of Taxes of the Company for any Straddle Period that the Buyer reasonably believes should be available, including assisting the Company with filing amended Tax Returns with the applicable taxing authorities. For purposes of this Section 6.01(k), where it is necessary to apportion a refund or credit between the Sellers and Buyer for a Straddle Period, such refund, credit, or similar benefit shall be apportioned between the Sellers and Buyer as provided in Section 6.01(b).
(l)Except as otherwise provided herein or as required by applicable law, Buyer and its Affiliates (including after the Effective Time, the Company) shall not file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Tax Return of the Company for any Pre-Closing Tax Period, file Tax Returns for a Pre-Closing Tax Period in a jurisdiction where the Company has not historically filed Tax Returns, make or change any Tax elections that are effective for a Pre-Closing Tax Period, initiate discussions or examinations with a taxing authority regarding Taxes with respect to any Pre-Closing Tax Period, make any voluntary disclosures with respect to Taxes for a Pre-Closing Tax Period, change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, in each case, without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed).
(m)If and to the extent required by the adjustment described in Schedule 6.01(m), Buyer will make a payment not to exceed the Maximum Tax Payment to the Sellers’ Representative, on behalf of, and for distribution to, Sellers in accordance with the Allocation Schedule. Any such payment will be treated by the parties as an adjustment to the Closing Consideration for Tax purposes, unless (i) a final “determination” (as that term is defined for purposes of Section 1313 of the Code or corresponding applicable state law) with respect to any such payment causes such payment not to be treated as an adjustment to the Closing Consideration for Tax purposes or (ii) as otherwise requirement by applicable law.
6.02Further Assurances. From time to time from and after the Closing, as and when reasonably requested by any party hereto and at such requesting party's expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

6.03Access to Books and Records. From and after the Closing, Buyer will cause the Company to provide the Sellers' Representative and its authorized representatives with reasonable access (for the purpose of examining and copying) during normal business hours (and without causing undue interruption or interference with the Company's business) and with advance written notice to Buyer, to the books and records of the Company with respect to periods or occurrences prior to the Closing Date for any reasonable purpose relating to this Agreement; provided, however, that notwithstanding the foregoing, the Sellers' Representative and its authorized representatives are not entitled to access, review, examine or copy the portion of any books and records of the Company that contains any confidential information the disclosure of which is prohibited under a confidentiality or similar agreement with a third party or privileged (including attorney-client privilege) information unless in the case of confidential information that is not privileged (including attorney-client privilege) information such confidential information is reasonably necessary to the Sellers’ Representative’s duties relating to this Agreement and the Sellers’ Representative has executed a confidentiality agreement in form and substance reasonably satisfactory to the Company. Unless otherwise consented to in writing by Sellers' Representative, Buyer will not, and Buyer will not permit the Company to, for a period of seven (7) years following the Closing Date, destroy or otherwise dispose of any books or records of the Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Sellers and offering to surrender to Sellers' Representative such books and records or such portions thereof.
6.04Repayment of Guarantied Obligations; Release of Guaranties. From and after the Closing, Buyer will either (i) cause the Sellers and their respective post-Closing Affiliates to be released from all personal guaranties under, or (ii) cause to be repaid without any liability on the part of the Sellers and their respective post-Closing Affiliates, all of the Indebtedness which has been personally guaranteed by Sellers or any of their respective post-Closing Affiliates.
6.05Holding Period for Buyer Common Stock; Rule 144. In addition to any holding period that may be required by law (including Rule 144), each Seller agrees and acknowledges that it must retain beneficial ownership of, and the full pecuniary interest (without any hedging or similar transaction) in, all shares of Buyer Common Stock received as part of the Stock Consideration pursuant to the terms of this Agreement until the date that is six months after the Closing Date (the “Restricted Period”). Each Seller agrees that, for so long as (i) Reid B. Dove remains subject to the Buyer’s written stock trading policies that are applicable to officers and directors of the Buyer and (ii) such Seller is an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of Reid B. Dove, such Seller will engage in transactions involving Buyer Common Stock only in compliance with such policies. Until such time as each Seller is able to sell all of the shares of Buyer Common Stock received under this Agreement without any limitations under Rule 144, Buyer agrees that it shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if Buyer is not required to file such reports, will, upon the request of a Seller, make publicly available other information). Following the Restricted Period, with respect to each Seller, Buyer shall (i) take such action as such Seller may reasonably request, to the extent required from time to time to enable such Seller to sell the shares of Buyer Common Stock received under this Agreement without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, and (ii) provide opinion(s) of counsel, at Buyer’s cost, as may be reasonably necessary in order for each Seller to avail itself of Rule 144 to allow a Seller to sell such Buyer Common Stock without registration. Furthermore, following the later of the expiration of the Restricted Period and three (3) months following the termination of a Seller’s status as an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of Buyer, if applicable, Buyer shall remove, or cause to be removed, the notation of any restrictive legend or stop order on each Seller’s Book Entry account maintained by Buyer’s transfer agent, and bear all costs associated with the removal of such legal or stop order.

6.06COBRA. Buyer and the buying group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(c)) of which it is a part, and not the Company or the selling group(s) (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(a)) of which they are a part, will be responsible for providing COBRA continuation coverage to those individuals who are “M&A qualified beneficiaries,” as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b), with respect to the transactions contemplated by this Agreement. Any assumption of COBRA liability on and after the Closing Date by Buyer and the buying group under this Section 6.06 will not relieve the Sellers from their representations and warranties under Section 3.11.
6.07[Intentionally omitted.]
6.08Employee Service.After the Closing, Buyer shall initially cause the Company to employ each employee of the Company, whether salaried or hourly (including each such employee who is absent due to vacation, holiday, illness, leave of absence, furlough, or short-term disability, but not including any such employee whose short-term disability period has ended and as a result has become eligible to receive long-term disability benefits prior to the Closing Date), (i) at the same or comparable job or position and location as in effect immediately prior to the Closing Date, (ii) at a salary or wage level and annual and long-term bonus opportunities at least equal to the salary or wage level and annual and long-term bonus opportunities to which such employee was entitled immediately prior to the Closing Date, and (iii) with all benefits, perquisites, and other terms and conditions of employment that are at least as favorable as the benefits, perquisites, and other terms and conditions that such employee was entitled to receive immediately prior to the Closing Date (including for this purpose benefits pursuant to qualified retirement and savings plans, medical, dental, and pharmaceutical plans and programs, incentive compensation plans, vacation benefits, paid time off and sick pay but excluding deferred compensation arrangements, non-qualified retirement and savings plans, retiree medical plans, and equity-based compensation plans). Buyer, on behalf of itself and its Affiliates, agrees to maintain the foregoing clauses (i) – (iii) in place until December 31, 2021. Notwithstanding this Section 6.08, the parties agree that the AAA Cooper Transportation Supplemental Employee Retirement Plan, as amended, will be terminated effective as of Closing, and Buyer will pay or cause to be paid to each plan participant his or her accrued benefit under such plan in accordance with the terms thereof. Buyer will cause the Company to pay the amounts set forth on Schedule 6.08 to the persons and at the times indicated on Schedule 6.08.
6.09Director and Officer Indemnity.
(a)Buyer agrees that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of current or former directors, officers, and employees of the Company (each, a “Company Indemnitee”), as provided in the Articles of Incorporation or bylaws of the Company (as in effect as of immediately prior to the Closing), shall survive the Closing and continue in full force and effect in accordance with their respective terms and, for a period of no less than six (6) years following the Closing Date, Buyer shall, and shall cause the Company to, maintain in effect the provisions in the Articles of Incorporation or bylaws of the Company addressing limitation of liability and indemnification and exculpation by the Company of any Company Indemnitee, as well as advancement of expenses, substantially similar to those contained in the Articles of Incorporation or bylaws of the Company (as in effect as of immediately prior to the Closing), except as otherwise required by applicable law.
(b)For the six (6) year period immediately following the Closing, Buyer shall, and shall cause the Company to, indemnify and hold harmless all Company Indemnitees against any claims, losses, liabilities, damages, judgments, fines, fees, costs, or expenses, including reasonable attorneys’ fees and disbursements incurred in connection with any legal proceeding, whether civil, criminal, administrative, or investigative, arising out of or pertaining to the fact that such Company Indemnitee is or was (i) a director, officer, or employee of the Company or (ii) serving as a representative of another Person at the request of the Company, whether asserted or claimed prior to, at, or after the Closing, to the fullest extent that the Company would have been permitted, under applicable law, or the Articles of Incorporation or bylaws of the Company (as in effect as of immediately prior to the Closing), to indemnify such Company Indemnitee. Buyer shall, and shall cause the Company to, also advance expenses as incurred to the fullest extent permitted under applicable law, or the Articles of Incorporation or bylaws of the Company (as in effect as of immediately prior to the Closing).
(c)The obligations of Buyer under this Section 6.09 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee without the prior written consent of such Company Indemnitee. In the event that Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person in such consolidation or merger or (ii) transfers all or substantially all of its assets to any Person, then, and in either such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or the Company, as applicable, assume all of the obligations set forth in this Section 6.09.
(d)Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.09 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnitee and each Person entitled to insurance coverage under this Section 6.09, respectively, and his or her heirs and legal representatives, which are express third-party beneficiaries under this Agreement, and are in addition to, and shall not impair, any other rights that a Company Indemnitee has under applicable law or the Articles of Incorporation or bylaws of the Company.
Article 7
DEFINITIONS
6.01Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the following meanings.
(a)“Accounts Receivable” has the meaning set forth in Section 3.02.
(b)“ADOR” has the meaning set forth in Section 1.03(a).
(c)“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control, directly or indirectly, with such particular Person, where control may be by either management authority or equity interest.
(d)“Agreement” has the meaning set forth in the Preamble.
(e)“Allocation Notice of Disagreement” has the meaning set forth in Section 6.01(g).
(f)“Allocation Schedule” has the meaning set forth in Section 1.01(a)(i).
(g)“Benefit Program” has the meaning set forth in Section 3.11(a)(ii).
(h)“Book Entry” has the meaning set forth in Section 1.01(a)(i).
(i)“Business Contract” means each contract set forth on Schedule 3.06(a).

(j)“Business Day” means any day, other than a Saturday, a Sunday or any other day on which banks located in New York, New York are closed for business as a result of federal, state, or local holiday.
(k)“Buyer” has the meaning set forth in the Preamble.
(l)“Buyer Common Stock” has the meaning set forth in Section 1.01(a)(i).
(m)“Buyer Financial Statements” has the meaning set forth in Section 4.08.
(n)“Buyer Indemnified Party” or “Buyer Indemnified Parties” has the meaning set forth in Section 5.01.
(o)“Buyer Losses” has the meaning set forth in Section 5.01.
(p)“Buyer’s Fundamental Representations” means the (i) representations and warranties made by Buyer in Section 4.01, Section 4.02, Section 4.03, Section 4.06, and Section 4.10 and (ii) the representations and warranties made by Buyer (as defined in the Spring Creek Purchase Agreement) in Section 4.01, Section 4.02, Section 4.03, and Section 4.06 of the Spring Creek Purchase Agreement and incorporated by reference in Section 4.12 hereof.
(q)“Buyer's Knowledge” or words of similar import means the actual knowledge of the following officers of Buyer: David Jackson, Adam Miller, Andrew Hess, and Todd Carlson and the knowledge that each such person would reasonably be expected to obtain in the course of diligently performing his duties on behalf of Buyer.
(r)“Buyer’s Non-Fundamental Representations” means (i) the representations and warranties made by Buyer in Section 4.04, Section 4.05, Section 4.07, Section 4.08, Section 4.09, and Section 4.11 and (ii) the representations and warranties made by Buyer (as defined in the Spring Creek Purchase Agreement) in Section 4.04, Section 4.05, Section 4.07, and Section 4.08 of the Spring Creek Purchase Agreement and incorporated by reference in Section 4.12 hereof
(s)“Cash Consideration” has the meaning set forth in Section 1.01(a)(ii).
(t)“Claims Period” means the period during which a claim for indemnification may be initially asserted hereunder pursuant to Article 5 by an Indemnified Party against an Indemnifying Party.
(u)“Closing” has the meaning set forth in Section 1.02.
(v)“Closing Consideration” has the meaning set forth in Section 1.01(a).
(w)“Closing Date” has the meaning set forth in the Preamble.
(x)“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.
(y)“Code” means the Internal Revenue Code of 1986, as amended.
(z)“Company” has the meaning set forth in the Preamble.
(aa)“Company Indemnitee” has the meaning set forth in Section 6.09(a).

(ab)“Company Intellectual Property” has the meaning set forth in Section 3.07(a).
(ac)“Company Real Property” has the meaning set forth in Section 3.04(b).
(ad)“Company Stock” has the meaning set forth in the Preamble.
(ae)“Composite Taxes” means composite income taxes paid by the Company on behalf of the Sellers in any state in lieu of Sellers filing a nonresident Tax Return in such state.
(af)“Customer Contracts” has the meaning set forth in Section 3.06(c).
(ag)“DOT” means the U.S. Department of Transportation.
(ah)“Effective Time” has the meaning set forth in Section 1.02.
(ai)“Electronic Delivery” has the meaning set forth in Section 8.18.
(aj)“Environmental Laws” has the meaning set forth in Section 3.12(a).
(ak)“ERISA” has the meaning set forth in Section 3.11(a)(i).
(al)“ERISA Affiliate” means any trade or business related to the Company under the terms of Sections 414(b), (c), (m), and (o) of the Code or Section 4001 of ERISA.
(am)“ESBT” has the meaning set forth in Section 2.09(b).
(an)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(ao)“Extra-Contractual Statement” has the meaning set forth in Section 8.12.
(ap)“FHWA” has the meaning set forth in Section 3.05(b).
(aq)“Financial Statements” has the meaning set forth in Section 3.01(a).
(ar)“Firms” has the meaning set forth in Section 8.19.
(as)“First Payment” has the meaning set forth in Schedule 6.08.
(at)“FMCSA” has the meaning set forth in Section 3.05(b).
(au)“Fraud” means a claim for actual Delaware common law fraud in making (i) with respect to Sellers, any of Sellers' Fundamental Representations or Sellers' Non-Fundamental Representations expressly set forth in Article 2 or Article 3, respectively, of this Agreement (or incorporated by reference to Article 2 and Article 3, respectively, of the Spring Creek Purchase Agreement in Section 2.10 and Section 3.26, respectively, hereof) or (ii) with respect to Buyer, any of Buyer's Fundamental Representations or Buyer's Non-Fundamental Representations expressly set forth in Article 4 of this Agreement (or incorporated by reference to Article 4 of the Spring Creek Purchase Agreement in Section 4.12 hereof); provided, that at the time such representation was made, (a) such representation was actually known to be inaccurate by one or more Persons listed under the definition of Sellers’ Knowledge or Buyer’s Knowledge herein, as the case may be, and (b) the party making the representation intended to deceive the other party (or possessed actual knowledge that the other party would be deceived) to rely on the representation. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.
(av)“GAAP” means accounting principles generally accepted in the United States.
(aw)“Governmental Authority” means any federal, state, local, or foreign government, political subdivision, legislature, court, agency, department, bureau, commission, or other governmental regulatory authority, body, or instrumentality.
(ax)“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
(ay)“Health Plan” has the meaning set forth in Section 3.11(l).
(az)“Healthcare Reform Laws” means, collectively, the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 and the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 and, in each case, the regulations and guidance issued thereunder.
(ba)“HIPAA” has the meaning set forth in Section 3.11(j).
(bb)“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.
(bc)“Income Tax Returns” has the meaning set forth in Section 6.01(a).
(bd)“Indebtedness” means, without duplication, any of the following and whether or not then due and payable: (i) the unpaid principal amount, together with any related unpaid accrued interest and prepayment premiums or penalties (and other penalties, fees, expenses and breakage costs), of all borrowings of money by the Company, whether or not represented by bonds, debentures, notes or other securities, (ii) all cash overdrafts or checks in excess of cash balances of the Company, (iii) all deferred obligations of the Company for the payment of the purchase price of property or capital assets purchased, (iv) obligations of the Company to pay rent or other payment amounts under a lease of real or personal property which is required to be classified and accounted for as a capital lease under GAAP, (v) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company pursuant to which the applicable bank or similar entity has paid thereunder obligations for which the Company is required to repay, (vi) any payment obligation of the Company under any currency, commodity or interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vii) all obligations secured by any Lien existing on property owned by the Company, whether or not obligations secured thereby will have been assumed, (viii) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness of others the repayment of which is guaranteed by the Company, and (ix) all other short-term and long-term liabilities of the Company for borrowed money.

(be)“Indemnified Party” has the meaning set forth in Section 5.03(a).
(bf)“Indemnifying Party” has the meaning set forth in Section 5.03(a).
(bg)“Independent Accountants” means BDO USA, LLP or such other independent accountants as Sellers’ Representative and Buyer may mutually identify.
(bh)“Insurance Policies” has the meaning set forth in Section 3.09.
(bi)“Intellectual Property” means any or all of the following, and all rights arising out of or association therewith, throughout the world: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof, including any design patents, industrial designs, and equivalent or similar statutory rights in inventions (whether patentable or not), software, invention disclosures, trade secrets, proprietary information, know-how, technology, technical data, and customer lists; (ii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, including moral rights; and (iii) all trade names, trademarks and service marks, trademark and service mark registrations and applications therefor, trade dress, protectable product configuration, domain names, telephone and fax numbers, know-how, logos, and slogans, whether at common law or statutory, and all goodwill of the Company.
(bj)“IRS” means the Internal Revenue Service.
(bk)“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the business of the Company.
(bl)“Latest Balance Sheet” has the meaning set forth in Section 3.01(a).
(bm)“Leased Real Property” has the meaning set forth in Section 3.04(b).
(bn)“Licenses” means all licenses, permits, and certificates issued by any Governmental Authority that are required by applicable law to operate the Company as presently conducted.
(bo)“Liens” means any charge, claim, community or other marital property interest, lien, license, option, mortgage, security interest, pledge, right of way, easement, encroachment, servitude, encumbrance, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
(bp)“Loss” or “Losses” means any loss, liability, obligation, order, decree, ruling, damages, dues, penalty, fine, costs, judgments (at equity or at law, including statutory and common), amounts paid in settlement, expense (including reasonable costs of investigation and defense and reasonable attorneys' fees), tax or lien whether or not involving a Third-Party Claim; however, punitive damages will not be included in the definition of Loss unless awarded and payable to an Unaffiliated Person.
(bq)“Material Adverse Effect” means any fact, circumstance, event, change, effect, or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, and occurrences has had, or reasonably would be expected to have, a material adverse effect on the business, assets, liabilities, operations (including results of operations) or financial condition of the Company, taken as a whole, or the ability of the Sellers or the Company to consummate the transactions contemplated hereby, but will exclude any fact, circumstance, event, change, effect or occurrence to the extent arising or resulting from:
(i)any change in general business or economic (including financial, banking, and securities markets) or political conditions, or in the industry in which the Company operates,
(ii)national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to a declaration of a national emergency or war, or any escalation thereof, or the occurrence of any military or terrorist attack upon the Unites States of America or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America,
(iii)changes in GAAP,
(iv)any changes in laws or other binding directives issued by any Governmental Authority (including any changes in the interpretation of any law or other binding directive issued by any Governmental Authority),
(v)any epidemics, pandemics, or disease outbreaks, including the Pandemic, or any other public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or any other natural or man-made disaster or acts of God,
(vi)any failure of the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions (but not the underlying causes of such failure unless such underlying causes of would otherwise be excluded pursuant to any of clauses (i), (ii), (iii), (iv), (v), (vii), or (viii) of this definition),
(vii)the announcement or pendency of the transactions contemplated by this Agreement, or
(viii)the taking of any action required by this Agreement and the other agreements contemplated hereby, provided, that, in the case of the foregoing clauses (i), (ii), (iii), and (iv) if such fact, circumstance, event, change, effect, or occurrence disproportionately affects the Company as compared to other Persons or businesses that operate in the industry in which the Company operates, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.
(br)“Material Customer” or “Material Customers” has the meaning set forth in Section 3.06(c).
(bs)“Material Vendor” or “Material Vendors” has the meaning set forth in Section 3.06(d).
(bt)“Maximum Tax Payment” means $100,000,000.
(bu)“Non-Party Affiliates” has the meaning set forth in Section 8.20.

(bv)“Open Source Code” means free and open source software and includes those components of software which qualify as public domain software or are licensed as shareable freeware or open source software. “Shareable freeware” is copyrighted computer software which is made available to the general public for use free of charge, for an unlimited time, without restrictions on field of used or redistribution. “Open source software” includes software licensed or distributed under a license that, as a condition of use, modification, or distribution of the software: (i) requires that such software or other software distributed with or combined with the software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge, or (ii) otherwise imposes a limitation, restriction, or condition on the right of the Company to use, modify, or distribute all or part of a proprietary software program or to enforce an Intellectual Property right of the Company. Open Source Code includes without limitation software code that is licensed under any license that conforms to the Opens Software Initiative definition of opens source software in effect as of the date of this Agreement, and any versions of the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sub Community Source License.
(bw)“Options” means all options, warrants, or other securities, convertible into, exchangeable for or representing a right to purchase or receive, rights to acquire capital stock or other equity securities of the Company held by any employee, officer, director, Seller, or any other Person pursuant to any employee equity or stock option plan of the Company or pursuant to any agreement with the Company.
(bx)“Owned Real Property” has the meaning set forth in Section 3.04(a).
(by)“Pandemic” means the pandemic caused by the outbreak of COVID-19 as declared by the World Health Organization on March 11, 2020.
(bz)“Permitted Liens” means (i) statutory Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by the Company and for which reserves in accordance with GAAP have been made on the Latest Balance Sheet, (ii) mechanic's, carriers', workers', repairers', and similar statutory Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement, building, and other land use regulations imposed by any Governmental Authority having jurisdiction over the Owned Real Property or the Leased Real Property, (iv) covenants, conditions, restrictions, easements, and other similar matters of record affecting the Company's interest in the Owned Real Property or the Leased Real Property, (v) public roads and highways, (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of the Owned Real Property or the Leased Real Property, (vii) Liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (viii) Liens that constitute purchase money liens arising and incurred in the ordinary course of business that only attach to the property acquired by the incurrence of such purchase money secured indebtedness, (ix) security deposits to public utilities or to any municipalities or other Governmental Authority in connection with the supply of utilities, (x) interests of lessors under operating leases, (xi) non-exclusive licenses of Intellectual Property, (xii) other imperfections of title or encumbrances, if any, that are not material to the Company or its operations as conducted immediately prior to the Closing and (xiii) those matters identified in Schedule 7.01(zzz).
(ca)“Person” means an individual, a partnership, a corporation, a limited liability company, an association or a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

(cb)“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, including names, addresses, email addresses, account usernames, Internet Protocol addresses or other information that is regulated by one or more Privacy Laws.
(cc)“Personal Property” means all of the equipment, tools, vehicles, furniture, leasehold improvements, office equipment, computer hardware, spare parts, and other tangible personal property which are owned or leased by the Company.
(cd)“Plan” has the meaning set forth in Section 3.11(a)(i).
(ce)“PostClosing Tax Period” means any Tax period beginning after the Closing Date.
(cf)“PreClosing Income Tax Refund” has the meaning set forth in Section 6.01(k).
(cg)“PreClosing Tax Period” means any Tax period ending on or before the Closing Date.
(ch)“Privacy and Security Requirements” means (i) all applicable laws relating to the Processing of Personal Information; (ii) all applicable Privacy Contracts; and (iii) all applicable Privacy Policies.
(ci)“Privacy Contracts” means all contracts between the Company and any Person that are applicable to the Processing of Personal Information.
(cj)“Privacy Laws” means any laws or orders applicable to the Processing of Personal Information, including HIPAA, the Children’s Online Privacy Protection Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, the General Data Protection Regulation, all U.S. state telemarketing laws, and all laws related to breach notification.
(ck)“Privacy Policies” means all written policies applicable to the Company relating to the Processing of Personal Information, including all website and mobile application privacy policies.
(cl)“Privilege Assets” means (a) any attorney-client privilege of the Company or any Seller (in such Seller's capacity as a shareholder of the Company) as of immediately prior to the Closing, in each case, to the extent related to this Agreement, any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby, and (b) all emails, correspondence, invoices, recordings, and other documents or files, evidencing or reflecting communications between or on behalf of the Company or any Seller (in such Seller’s capacity as a shareholder of the Company), on the one hand, and any of the Firms, on the other hand, to the extent related to this Agreement, any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby, and as to which there exists any attorney-client privilege of the Company or any Seller (in such Seller’s capacity as a shareholder of the Company) as of immediately prior to the Closing.
(cm)“Process”, “Processing”, or “Processed” means creation, collection, use, storage, maintenance, processing, recording, transfer, transmission, receipt, import, export, protection (including safeguarding and security measures), access, disposal or disclosure, or other activity regarding data (whether electronically or in any other form or medium).

(cn)“Real Property Leases” has the meaning set forth in Section 3.04(b).
(co)“Registered Intellectual Property” has the meaning set forth in Section 3.07(a).
(cp)“Restricted Period” has the meaning set forth in Section 6.05.
(cq)“Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act or any successor rule or regulation adopted by the SEC.
(cr)“SEC” means the United States Securities and Exchange Commission.
(cs)“SEC Reports” has the meaning set forth in Section 4.09.
(ct)“Second Payment” has the meaning set forth in Schedule 6.08.
(cu)“Section 280G Payment” has the meaning set forth in Section 3.11(h).
(cv)“Section 338(h)(10) Allocation” has the meaning set forth in Section 6.01(f).
(cw)“Section 338(h)(10) Election” has the meaning set forth in Section 6.01(e).
(cx)“Securities Act” means the Securities Act of 1933, as amended.
(cy)“Securities Restrictions” means, with respect to any security (including the Company Stock), any restrictions (whether on the transferability thereof or otherwise) imposed on such security under the Securities Act or other applicable securities laws.
(cz)“Security Breach” means breach, security breach, or breach of Personal Information under applicable laws.
(da)“Security Incident” means any unauthorized penetration, access, use, disclosure, modification, or destruction of information or interference with system operations of IT Assets.
(db)“Seller” or “Sellers” has the meaning set forth in the Preamble.
(dc)“Seller Income Taxes” means Taxes due and owing with respect to the Income Tax Returns for all Pre-Closing Tax Periods, including Composite Taxes.
(dd)“Seller Indemnified Parties” has the meaning set forth in Section 5.02.
(de)“Sellers’ Fundamental Representations” has the meaning set forth in Article 2 and for clarity includes the representations and warranties incorporated by reference in Section 2.10 from the Spring Creek Purchase Agreement.
(df)“Sellers’ Knowledge” or words of similar import means the actual knowledge of Reid B. Dove, Steve Roy, Charlie Prickett, and Michelle Lewis and the knowledge that each such person would reasonably be expected to obtain in the course of diligently performing his or her duties on behalf of the Company.
(dg)“Seller Losses” has the meaning set forth in Section 5.02.
(dh)“Seller Personal Property” means the items of personal property set forth on Schedule 7.01(hhhhh).

(di)“Sellers’ Non-Fundamental Representations” has the meaning set forth in Article 3 and for clarity includes the representations and warranties incorporated by reference in Section 3.26 from the Spring Creek Purchase Agreement.
(dj)“Sellers' Representative” has the meaning set forth in Section 8.17(a).
(dk)“Software” means all proprietary computer programs designed, created, developed, or modified by Company, including any and all software implementation of algorithms, models and methodologies (whether in source code, object code or other form), databases, compilations, descriptions, flow-charts and other work product to design, plan, organize and develop any of the foregoing screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons, and all documentation, including user manuals and other training documentation, related to any of the foregoing.
(dl)“Specified Franchise Taxes” means the aggregate franchise taxes for the Company due in the State of Tennessee and State of Texas paid or payable by the Company for the 2021 tax year.
(dm)“Spring Creek Purchase Agreement” means that certain Membership Unit Purchase Agreement, dated as of the Closing Date, by and among Spring Creek Leasing, LLC, an Alabama limited liability company, the members of Spring Creek Leasing, LLC listed on the signature pages thereto, Buyer, and Reid B. Dove, as Sellers’ Representative.
(dn)“Stock Consideration” has the meaning set forth in Section 1.01(a)(i).
(do)“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.
(dp)“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association, or other business entity (other than a corporation) if such Person or Persons will be allocated a majority of such partnership's, limited liability company's, association's, or other business entity's gains or losses. The term “Subsidiary” will include all Subsidiaries of such Subsidiary. With respect to the Company, “Subsidiary” will include any current or former Subsidiary of the Company.
(dq)“Tax” or “Taxes” means (a) any taxes, assessments, fees, and other governmental charges imposed by or under the laws of any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge in the nature of taxes of any kind whatsoever and (b) any interest, penalty, or addition thereto.

(dr)“Tax Proceeding” has the meaning set forth in Section 6.01(c).
(ds)“Tax Returns” means any return, declaration, claim for refund, report, information return or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
(dt)“Technology” means all the software, prototypes, devices, drawings, specifications, lab notebooks, manuals, databases, equipment, files, technical memoranda, invention disclosures, patent application files, research studies, testing data, plans, files, formulas, computer programs, data and information, quality control records and procedures, research and development files containing, embodying or revealing the trade secrets, confidential information, and know-how that constitute Intellectual Property.
(du)“Third-Party Claim” has the meaning set forth in Section 5.03(a).
(dv)“Transaction Documents” means this Agreement and each other agreement, certificate, instrument and document referred to herein or therein or delivered pursuant hereto or thereto.
(dw)“Transaction Expenses” means the aggregate fees and expenses incurred by the Company (prior to or as of the Closing), the Sellers' Representative and the Sellers in connection with the negotiation of this Agreement, the performance of their obligations hereunder, and the consummation of the transactions contemplated hereby, including, without limitation, (i) all investment banking, financial advisory, legal, accounting, management, consulting, and other fees and expenses of third parties, and (ii) all fees and expenses, if any, associated with the termination or amendment of the contracts listed on Schedule 1.03(g).
(dx)“Transfer Agent Instruction Letter” has the meaning set forth in Section 1.01(a)(i).
(dy)“Transfer Taxes” has the meaning set forth in Section 6.01(d).
(dz)“Unaffiliated Person” has the meaning set forth in Section 5.03(a).
(ea)“Unaudited Interim Financial Statements” has the meaning set forth in Section 3.01(a).
(eb)“Vendor Contracts” has the meaning set forth in Section 3.06(d).
(ec)“Year-end Financial Statements” has the meaning set forth in Section 3.01(a).
6.02Other Definitional Matters. All references in this Agreement to Exhibits, Schedules, Articles, Sections and subsections refer to the corresponding Exhibits, Schedules, Articles, Sections and subsections of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Schedules, Articles, Sections and subsections of or to this Agreement are for convenience only, do not constitute any part of this Agreement and will be disregarded in construing the intent of the parties hereto. The Schedules are incorporated herein by this reference. The word “including” (in its various forms) means including without limitation. The word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not to the particular provision in which such words appear. Pronouns in masculine, feminine, or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. References to “law”, “laws”, or to a particular statute or law will be deemed also to include any and all rules and regulations promulgated thereunder and will refer to such statute, law, rules and regulations as amended from time to time and includes any successor legislation thereto; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation or alleged violation of any statute, law, rules and regulations, the reference to such statute, law, rules, or regulations means such statute, law, rules, or regulations as in effect at the time of such violation or alleged violation. References to an agreement, instrument, or document means such agreement, instrument, or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement. The term “pending” means pending (but is not to be construed as referring to any proceeding against a Person that has been filed, but not yet served on such Person), and “threatened” means threatened (and is to be construed as referring, without limitation, to any proceeding against a Person that has been filed, but not yet served on such Person). The Schedules will be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
Article 8
MISCELLANEOUS
8.01Press Releases and Announcement. After the Closing, no public release or announcement concerning the transactions contemplated hereby will be issued or made by or on behalf of any party without the prior written consent of the other parties, except that Buyer may make any announcement to the extent advised by counsel is advisable to comply with the securities laws and regulations of the New York Stock Exchange; provided, that, in such event, Buyer shall provide the Sellers’ Representative with a reasonable opportunity to review and comment on such announcement to the extent not prohibited by applicable law.
8.02Expenses. Buyer will pay all of its fees, costs, and expenses (including investment bankers' and attorneys' fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Sellers will pay, on behalf of themselves and the Company, all Transaction Expenses. In the event of a dispute between any of the parties hereto in connection with any Transaction Document or the transactions contemplated thereby, each of the parties agrees that the prevailing party will be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any such action or proceeding.
8.03Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been delivered (a) when personally delivered, (b) when transmitted via email to the email address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (c) the day following the day (except, if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for next day delivery. Notices, demands and communications will be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Buyer and the Company:
Knight-Swift Transportation Holdings Inc.
20002 North 19th Avenue
Phoenix, AZ 85027
Attention: _______________
Email: _______________

with a copy to (which will not constitute delivery of notice):
Scudder Law Firm, P.C., L.L.O.
411 S. 13th Street, Suite 200
Lincoln, NE 68508
Attention:     _______________
_______________
Email:     _______________
_______________

Notices to Sellers and Sellers' Representative:
Mr. Reid B. Dove
_______________
_______________
_______________

with a copy to (which will not constitute delivery of notice):
Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
Suite 1700
Birmingham, AL 35203
Attention:     _______________
_______________
_______________
Email:     _______________
_______________
_______________

8.04Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The foregoing notwithstanding, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned or delegated by any party hereto; provided, however, that Buyer may assign any or all of its rights pursuant to this Agreement to one or more of its Affiliates and in such event Buyer will nonetheless remain liable for all of its obligations hereunder.
8.05Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such a determination, Buyer and the Sellers' Representative will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
8.06Construction and Disclosure. Buyer, Sellers, the Company and the Sellers' Representative each acknowledge and agree that they and their respective counsel have reviewed, negotiated, and adopted this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract). The disclosure of information in any of the Schedules is deemed to be a disclosure in each other Schedule to the extent reasonably apparent from the face of such disclosure or as identified by a specific cross-reference to such disclosure in such other Schedule. Descriptions or terms of contracts, agreements, and other documents disclosed in the Schedules are summaries only and are qualified in their entirety by the specific terms of such contracts, agreements, and other documents. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. Time is of the essence in the performance of each of the parties' respective obligations contained herein.
8.07Captions. The captions used in this Agreement and descriptions of the Schedules are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no such caption or description had been used in this Agreement.
8.08Amendment and Waiver. This Agreement may be amended only in a writing executed and delivered by each of Buyer, the Company and Sellers' Representative. Any provision of this Agreement may be waived only in a writing signed by the party against whom such waiver is to be enforced. For the avoidance of doubt, with respect to a waiver by any one or more Sellers, such waiver may be signed by the Sellers' Representative. No waiver of any provision hereunder or any breach or default hereunder will extend to or affect in any way any other provision or prior or subsequent breach or default.
8.09Complete Agreement. This Agreement, together with the Confidentiality Agreement between the Company and Buyer dated March 10, 2021 and any other agreements referred to herein or therein and executed and delivered on or after the Closing Date in connection herewith or therewith, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way.
8.10Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
8.11Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

8.12Limitation on Representations and Warranties. BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE SELLERS’ FUNDAMENTAL REPRESENTATIONS AND SELLERS’ NON-FUNDAMENTAL REPRESENTATIONS EXPRESSLY SET FORTH IN Article 2 AND Article 3, RESPECTIVELY, OF THIS AGREEMENT (IN EACH CASE, AS MODIFIED BY THE SCHEDULES), NONE OF SELLERS, THE COMPANY, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, OR ANY OTHER PERSON ACTING ON BEHALF OF SELLERS OR THE COMPANY, HAS MADE OR IS MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, COMMON LAW OR STATUTORY, AT LAW OR IN EQUITY, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, SUITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE), AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE COMPANY STOCK, THE COMPANY, ANY SELLER, OR THE BUSINESS, CONDITION (FINANCIAL OR OTHERWISE), PROSPECTS, ASSETS OR LIABILITIES OF ANY SELLER OR THE COMPANY, INCLUDING ESTIMATES, PROJECTIONS, FORECASTS, BUDGETS, OR ANY OTHER FORWARD-LOOKING STATEMENTS (ANY OF THE FOREGOING, AN ”EXTRA-CONTRACTUAL STATEMENT”). BUYER IS NOT RELYING, AND HAS NOT RELIED, ON ANY EXTRA-CONTRACTUAL STATEMENT AND IS RELYING SOLELY ON THE SELLERS’ FUNDAMENTAL REPRESENTATIONS AND SELLERS’ NON-FUNDAMENTAL REPRESENTATIONS EXPRESSLY SET FORTH IN Article 2 AND Article 3, RESPECTIVELY, OF THIS AGREEMENT (IN EACH CASE AS MODIFIED BY THE SCHEDULES) IN DETERMINING TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY. BUYER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS, AND CAUSES OF ACTION IN CONNECTION WITH THE EXISTENCE, ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY EXTRA-CONTRACTUAL STATEMENT.
8.13JURISDICTION; VENUE; SERVICE OF PROCESS. SUBJECT TO THE PROVISIONS OF SECTION 6.01 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY SEEKING RELIEF UNDER OR PURSUANT TO THIS AGREEMENT WILL PROPERLY, AND EXCLUSIVELY, LIE IN ANY FEDERAL COURT (OR, IF SUCH FEDERAL COURT DOES NOT HAVE JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING, IN A STATE COURT) IN THE STATE OF DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT EXCLUSIVE VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT WILL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
8.14WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR

HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
8.15No Third Party Beneficiaries. Except (a) for the Buyer Indemnified Parties under Article 5, (b) for the Seller Indemnified Parties under Article 5, (c) any recipient of a payment required by the last sentence of Section 6.08, (d) any Company Indemnitee under Section 6.09, (e) as contemplated by Section 8.19, and (f) as contemplated by Section 8.20, no Person other than the parties hereto will have any rights, remedies, or benefits under any provision of this Agreement.
8.16Payments Under Agreement. Each party agrees that all amounts required to be paid hereunder will be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate, or reduction and subject to no counterclaim or offset (except any withholding required by applicable tax law; provided, that the party withholding any such amounts provides prior written notice to such party from whom such amounts will be so withheld and such party withholding any such amounts timely remits such withheld amounts to the appropriate Governmental Authority), on the dates specified herein.
8.17Sellers' Representative.
(a)Each Seller constitutes and appoints Reid B. Dove as his, her or its representative (the “Sellers' Representative”) and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:
(i)to act on such Seller's behalf in the absolute and reasonable discretion of Sellers' Representative with respect to all matters relating to this Agreement (including, without limitation, actions or inactions in respect of Article 5 and Article 6 hereof) and the other Transaction Documents, and in connection with the activities to be performed on behalf of the Sellers under this Agreement and the other Transaction Documents, including, without limitation, execution and delivery of the Transaction Documents, with such modifications or changes as the Sellers' Representative will have consented to; any amendment, supplement, or modification of this Agreement or the other Transaction Documents; and the pursuit, defense, settlement, or waiver of any claim or right arising out of or relating to this Agreement or the other Transaction Documents; and
(ii)in general, to do all things and to perform all acts in the absolute and reasonable discretion of Sellers' Representative, including, without limitation, (A) disputing or refraining from disputing any claim made by Buyer or any Buyer Indemnified Party under or with respect to any provisions of this Agreement or any other Transaction Document, (B) acting on behalf of Sellers in any litigation or arbitration or mediation involving this Agreement (including the indemnification obligations set forth in Article 5) or any other Transaction Document and negotiating and compromising on behalf of each Seller, any dispute that may arise under, and exercising or refraining from exercising any remedies available under the Transaction Documents, (C) executing, on behalf of each Seller, any settlement, release, waiver, or other document with respect to such dispute or remedy, (D) executing and delivering all agreements, certificates, receipts, instructions, notices, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 8.17, and (E) any and all things deemed necessary or desirable in the absolute discretion of Sellers' Representative in connection with the exercise of any of the foregoing powers and authorities, including, without limitation, engaging legal counsel, experts, accountants, consultants, or other agents or representatives to advise Sellers’ Representative or act on Sellers’ Representative’s behalf in fulfilling its obligations; provided, however, that the Sellers’ Representative will not act in such a manner that treats similarly situated Sellers materially differently unless such Sellers have consented to such materially different treatment.
(b)This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Seller or by operation of law, whether by the death, incompetency, incapacity, bankruptcy, or liquidation of any Seller or by the occurrence of any other event, and will be binding on any successor thereto. Each Seller hereby consents to the taking of any and all actions, the execution of any and all documents and agreements, and the making of any decisions required or permitted to be taken or made by Sellers' Representative pursuant to this Section 8.17. Each Seller agrees that Sellers' Representative will have no obligation or liability to any Person for any action taken or omitted by Sellers' Representative in good faith, and each Seller will indemnify and hold harmless Sellers' Representative from, and will pay to Sellers' Representative the amount of, or reimburse Sellers' Representative for, any Loss that Sellers' Representative may suffer, sustain, or become subject to as a result of any such action or omission by Sellers' Representative under this Agreement or the other Transaction Documents, unless such Loss will have been finally adjudicated to have been caused by the willful misconduct or gross negligence of the Sellers’ Representative.
(c)Any decision or action by the Sellers' Representative hereunder will constitute a decision or action of all of the Sellers and will be final, binding, and conclusive upon each Seller, and no Seller will have the right to object to, dissent from, protest or otherwise contest any such decision or action. Any notices required to be made or delivered to the Sellers hereunder or under any other Transaction Document (unless otherwise set forth therein) will be made or delivered to the Sellers' Representative for the benefit of the applicable Seller and the making or delivering of such notice to the Sellers' Representative will discharge in full the applicable notice requirement.
(d)Buyer will be entitled to rely exclusively and absolutely upon the communications of Sellers' Representative relating to the foregoing as the communications of the Sellers, and upon any document or other paper delivered by Sellers' Representative as being authorized by Sellers, from the Closing Date until all obligations and transactions contemplated by and under this Agreement and any other Transaction Document will have been consummated and/or discharged. Buyer will be entitled to rely on the authority of Sellers' Representative to act on behalf of all Sellers hereunder, and Buyer will not be liable or accountable in any manner to any Seller for any action taken or omitted to be taken by Buyer based on such reliance, or for any act or omission of the Sellers' Representative in such capacity.
(e)Reid B. Dove and any Person selected to replace Reid B. Dove pursuant to this Agreement, may resign as Sellers' Representative at any time by delivering prior written notice to Buyer. Until all obligations under this Agreement and the other Transaction Documents will have been discharged, Sellers who, immediately prior to the Closing, are entitled in the aggregate to receive more than 50% of the Closing Consideration, may, from time to time upon notice to Buyer and all Sellers, appoint a new Sellers' Representative upon the death, incapacity, or resignation of Sellers' Representative. If, after the death, incapacity, or resignation of Sellers' Representative, a successor Sellers' Representative will not have been appointed by Sellers within fifteen (15) Business Days after the death, incapacity, or resignation of the prior Sellers' Representative, Buyer may petition a court in the applicable jurisdiction to appoint a Sellers' Representative from among the Sellers and their respective Affiliates. Upon any appointment of a successor Sellers' Representative by Sellers, Sellers will give Buyer prompt written notice (in any event no later than three (3) Business Days following such appointment) of the appointment of the successor Sellers' Representative and the name and contact information for such successor Sellers' Representative.
(f)The Sellers’ Representative will receive no compensation for its services hereunder, but any out-of-pocket costs and expenses incurred, or to be incurred, by the Sellers’ Representative in connection with actions taken by the Sellers’ Representative pursuant to the terms of this Agreement (including the hiring of legal counsel, experts, accountants, consultants, or others, and the incurring of legal fees, other fees, and costs) will be paid by the Sellers.
(g)The Sellers' Representative acknowledges that it has carefully read and understands this Agreement and hereby accepts the appointment and designation made hereunder.
8.18Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re execute original forms hereof or thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise (a) the use of Electronic Delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
8.19Legal Representation. Buyer and the Company acknowledge and agree that the documents and papers in the client files of Maynard, Cooper & Gale, P.C. and any other law firm that may have represented the Company or any of the Sellers (all such firms, collectively, the “Firms”) that relate to this Agreement, any of the other Transaction Documents, and any of the transactions contemplated hereby or thereby (including the Privilege Assets) will, upon the Closing, be owned by Sellers, and will be held by the Firms for the benefit of Sellers. Such documents and papers in the Firms’ client files (including any Privilege Assets) will not be provided to Buyer or the Company or their Affiliates or their successors or assigns following the Closing. The documents and papers in the Firms’ client files subject to this Section 8.19 will include (in addition to all Privilege Assets) all notes, memoranda, and correspondence between the Firms, Sellers, the Company and its officers, directors, and other agents regarding this Agreement, any of the other Transaction Documents, and any of the transactions contemplated hereby or thereby, and all attorney work-product in connection with this Agreement, any of the other Transaction Documents, and any of the transactions contemplated hereby or thereby, but will exclude any documents not related to this Agreement, any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby, including, without limitation, corporate and stock records that customarily are kept in a minute book, which documents will belong to the Company. In furtherance and not in limitation of the foregoing, upon and after the Closing, the Company shall cease to have any attorney-client relationship with each Firm, unless and until such Firm is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to any Seller or such Seller consents in writing to such engagement. The parties hereto hereby agree that, as to all Privilege Assets, the attorney-client privilege and the expectation of client confidence belongs to Sellers and shall be controlled by Sellers and shall not pass to or be claimed by Buyer or any of its Affiliates (including the Company) without the Sellers’ Representative’s prior written consent (which may be given or withheld in the Sellers’ Representative’s sole discretion). Following the Closing, without the Sellers’ Representative’s prior written consent (which may be given or withheld in the Sellers’ Representative’s sole discretion), Buyer shall not, and shall cause its Affiliates (including the Company) and any Person acting on behalf of or through Buyer or any of its Affiliates (including the Company) not to, access or use the Privilege Assets or assert that the Privilege Assets or associated attorney-client privilege or other evidentiary privilege belonging to either the Company or Buyer or any other Person other than Sellers (irrespective of whether any such Privilege Assets are located in the records or any of the information technology assets (including email servers) of the Company); provided, that the Sellers’ Representative shall not unreasonably withhold, condition or delay his consent if any such Person is seeking to use such Privilege Assets in defense or prosecution of a claim brought by or against another Person that is not a Seller or any of such Seller’s Affiliates. Notwithstanding the foregoing, nothing in this Section 8.19 shall prevent Buyer, any of its Affiliates (including the Company) or any Person acting on behalf of or through any of them from complying with applicable laws. Each of the parties to this Agreement hereby agrees that Maynard, Cooper & Gale, P.C. may serve as counsel to Sellers in connection with the negotiation, preparation, execution, and delivery of this Agreement and any of the other Transaction Documents and the consummation of any of the transactions contemplated hereby or thereby, and that following the Closing, Maynard, Cooper & Gale, P.C. may serve as counsel to any Seller or any director, manager, member, partner, owner, officer, employee, or Affiliate thereof in connection with any claim, dispute or other matter arising out of or relating to this Agreement or the transactions contemplated by this Agreement, any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby (including in connection with any matters contemplated by Article 5 or Article 6 hereof), notwithstanding such representation (or any continued representation) of any Seller, the Company or any of their Affiliates, and each of the parties hereto hereby waives any conflict of interest arising therefrom or in connection therewith. Notwithstanding anything in this Agreement to the contrary, the Firms are expressly intended as third-party beneficiaries of this Section 8.19.
8.20No Third Party Liability. Notwithstanding anything in this Agreement to the contrary, all claims or causes of action (whether in contract, in tort, in equity, or otherwise) that could be based upon, arise out of, or relate to this Agreement or any of the other Transaction Documents, or the negotiation, execution, or performance of this Agreement or any of the other Transaction Documents (including any representation or warranty made) or any transaction contemplated hereby or thereby, and any remedies in respect thereof, may only be made or pursued against the Persons who are expressly identified as parties hereto or thereto, as applicable. Notwithstanding anything in this Agreement to the contrary, no Person who is not a party to this Agreement or any of the other Transaction Documents, as applicable, including any past, present, or future Affiliate or officer, director, employee, representative, attorney, or agent of any party to this Agreement or any of the other Transaction Documents, as applicable (collectively, the “Non-Party Affiliates”), has or will have any liability or obligation (whether in contract, in tort, in equity, or otherwise, or based upon any theory that seeks to impose any liability or obligation of a party hereto or thereto against such party's owners or Affiliates) for any liabilities or obligations arising under, in connection with, or related to this Agreement, any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby, or for any claim or cause of action (whether in contract, in tort, in equity, or otherwise) that could be based upon, arise out of, or relate to this Agreement or any of the other Transaction Documents, or the negotiation, execution, or performance of this Agreement or any of the other Transaction Documents (including any representation or warranty made) or any of the transactions contemplated hereby or thereby; and each party hereto hereby waives and releases all such liabilities, obligations, claims, causes of action, and remedies against all such Non-Party Affiliates. Notwithstanding anything in this Agreement to the contrary, the Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 8.20.
8.21Enforcement of Agreement; Time is of the Essence. Each party hereto agrees that, in addition to any other right or remedy to which a party is entitled, at law or in equity, each party is entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking or proving damages. Time is of the essence of each and every covenant, agreement, and undertaking in this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

BUYER:

Knight-Swift Transportation Holdings Inc.

By:	/s/ David Jackson
Name:	David Jackson
Title:	President and Chief Executive Officer

Signature Page to Stock Purchase Agreement

SELLERS:

Reid B. Dove, individually

/s/ Reid B. Dove

The Reid Bentley Dove 1996 M Gift Trust u/a/d December 30, 1996

By:    /s/ Reid B. Dove
Name: Reid B. Dove
Title: Trustee

By:    /s/ J. Steven Roy
Name: J. Steven Roy
Title: Trustee

The Reid Bentley Dove 1996 N Gift Trust u/a/d December 30, 1996

By:    /s/ Reid B. Dove
Name: Reid B. Dove
Title: Trustee

By:    /s/ J. Steven Roy
Name: J. Steven Roy
Title: Trustee

The Anna Reid Dove 2012 Trust (Reid) – GST Exempt

By:    /s/ J. Steven Roy
Name: J. Steven Roy
Title: Trustee

Signature Page to Stock Purchase Agreement

The James Halton Dove 2012 Trust (Reid) – GST Exempt

By:    /s/ J. Steven Roy
Name: J. Steven Roy
Title: Trustee

The Anna Reid Dove 2012 Trust (Robin) – GST Exempt

By:    /s/ J. Steven Roy
Name: J. Steven Roy
Title: Trustee

The James Halton Dove 2012 Trust (Robin) – GST Exempt

By:    /s/ J. Steven Roy
Name: J. Steven Roy
Title: Trustee

Signature Page to Stock Purchase Agreement

COMPANY:

AAA Cooper Transportation

By:    /s/ Reid B. Dove

Name:    Reid B. Dove

Title:    CEO

Signature Page to Stock Purchase Agreement

SELLERS' REPRESENTATIVE:

Reid B. Dove, individually

                        /s/ Reid B. Dove

Signature Page to Stock Purchase Agreement

I, Robin Dove, hereby consent to the transactions contemplated by this Agreement and the Transaction Documents, which include, but are not limited to, the purchase and sale of the Company Stock. I hereby release any and all interest that I may have to the Company Stock, effective upon payment of the Closing Consideration by Buyer in accordance with this Agreement, including any claims released on my behalf pursuant to any release of claims delivered pursuant to Section 1.03(j) of this Agreement.

                            /s/ Robin Dove
                            Robin Dove, individually

Signature Page to Stock Purchase Agreement